Exhibit 10.2

Exhibit A to

Amendment No. 2 to Credit Agreement

$335,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 26, 2007

and amended and restated as of October 29, 2012

among

AVAYA INC.,

as Parent Borrower,

THE SEVERAL SUBSIDIARY BORROWERS PARTY HERETO,

AVAYA HOLDINGS CORP. (FORMERLY KNOWN AS SIERRA HOLDINGS CORP.),

as Holdings,

CITICORP USA, INC.,

as Administrative Agent and Swing Line Lender,

CITIBANK, N.A.,

as L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,

as Documentation Agent,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC. AND

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS LENDING PARTNERS LLC,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND

UBS SECURITIES LLC,

as Co-Arrangers

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01A	Certain Security Interests and Guarantees
1.01B	Unrestricted Subsidiaries
1.01C	Excluded Subsidiaries
1.01D	Mandatory Cost Formula
1.01E	Existing Letters of Credit
2.01	Revolving Credit Commitments
5.12	Subsidiaries and Other Equity Investments
6.15(a)	DDAs
6.15(c)	Blocked Accounts
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(k)	Scheduled Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C-1	Form of Revolving Credit Note
C-2	Form of Euro Revolving Credit Note
D	Form of Calculation Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty
G	Form of Security Agreement
H	Form of Legal Opinion of Ropes & Gray LLP
I	Form of Intercreditor Agreement
J	Form of Foreign Lender Certification
K	Borrowing Base Certificate

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of October 29, 2012, among AVAYA INC., a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers party hereto (together with the Parent Borrower, the “Borrowers”), any Subsidiary Guarantors party hereto, AVAYA HOLDINGS CORP. (FORMERLY KNOWN AS SIERRA HOLDINGS CORP.), a Delaware corporation (“Holdings”), CITICORP USA, INC., as Administrative Agent and Swing Line Lender, CITIBANK, N.A., as L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrowers and Holdings are party to that certain Credit Agreement dated as of October 26, 2007, as amended as of August 8, 2011 by Amendment No. 1 (as amended prior to the Restatement Effective Date, the “Original Credit Agreement”), among the Borrowers, Holdings, CUSA, as Administrative Agent and Swing Line Lender, Citibank, as L/C Issuer, the other agents party thereto, and the Lenders from time to time party thereto, under which the Lenders extended credit to the Borrowers in the form of a Revolving Credit Facility in an initial aggregate Dollar Amount of $335,000,000. The Revolving Credit Facility may include one or more Letters of Credit from time to time and one or more Swing Line Loans from time to time.

The Borrowers, Holdings and the Administrative Agent entered into Amendment No. 1 to the Original Credit Agreement as in effect on the Closing Date, under which the Maturity Date of the Revolving Credit Facility was extended.

The parties hereto have agreed to amend and restate the Original Credit Agreement as provided in this Agreement to, among other things, permit the incurrence of certain secured debt.

The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, subject to the conditions set forth herein, the Original Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Accommodation Payment” has the meaning specified in Section 10.24.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Activities” has the meaning specified in Section 9.09(b).

“Additional Lender” has the meaning specified in Section 2.14(a).

“Adjustment Date” has the meaning specified in the definition of “Applicable Rate.”

“Administrative Agent” means CUSA, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent, it being understood that CUSA may designate any of its Affiliates, including without limitation Citicorp International Limited, as administrative agent for Euro Loans and that such Affiliate shall be considered an Administrative Agent for all purposes hereunder.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 attached to Annex 1 to the Amendment Agreement with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents, their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Parent Borrower or any of their respective Subsidiaries.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Group” has the meaning specified in Section 9.09(b).

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agent and the Supplemental Administrative Agents (if any) and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Agreement Currency” has the meaning specified in Section 10.19.

“Allocable Amount” has the meaning specified in Section 10.24.

“Alternative Currency” means Euros and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency L/C Issuer” means (i) Citibank and any other Lender that becomes an Alternative Currency L/C Issuer in accordance with Section 2.03(l) or 10.07(j), in each case, in its capacity as an issuer of Alternative Currency Letters of Credit hereunder, or any successor issuer of Alternative Currency Letters of Credit hereunder and (ii) each issuer of an Existing Letter of Credit denoted as an “Alternative Letter of Credit” on Schedule 1.01E to the Original Credit Agreement.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in Dollars or an Alternative Currency and issued pursuant to Section 2.03(a)(i)(B).

“Amendment Agreement” means Amendment No. 2 to Credit Agreement, dated as of October 29, 2012, among the Borrowers, the Administrative Agent and the Lenders party thereto.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of August 8, 2011, among the Borrowers, the Administrative Agent and the Lenders party thereto.

“Amendment No. 1 Effective Date” has the meaning specified in Amendment No. 1.

“Annual Financial Statements” means the consolidated balance sheets of the Parent Borrower as of each of September 30, 2006, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for the Parent Borrower for the fiscal years then ended.

“Applicable Rate” means a percentage per annum equal to (a) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (i) for Eurocurrency Rate Loans, 1.75%, (ii) for Base Rate Loans, 0.75% and (iii) for Letter of Credit fees, the Applicable Rate for Eurocurrency Rate Loans then in effect less the fronting fee payable in respect of the applicable Letter of Credit, and (b) thereafter, the following percentages per annum, based upon the Average Historical Excess Availability as set forth in the most recent Monthly Borrowing Base Certificate received by the Administrative Agent pursuant to Section 6.01(e):

Applicable Rate

Pricing Level	Average Historical Excess Availability	Eurocurrency Rate for Revolving Credit Loans and Letter of Credit Fees	Base Rate for Revolving Credit Loans
1	less than $175,000,000	1.75%	0.75%
2	greater than or equal to $175,000,000	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Average Historical Excess Availability shall become effective as of the first Business Day immediately following the date a Monthly Borrowing Base Certificate is delivered pursuant to Section 6.01(e) (each, an “Adjustment Date”); provided that the highest pricing level shall apply as of the first Business Day of each calendar month after the date on which a Monthly Borrowing Base Certificate was required to have been delivered but was not delivered and shall continue to so apply to and including the date on which such Monthly Borrowing Base Certificate is so delivered (and thereafter the pricing level previously in effect until otherwise determined in accordance with this definition). In addition, “Applicable Rate” means a percentage per annum equal to 0.25% on the average daily Unused Amount.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined before the 91st day after the date on which all Loans have been repaid and all Commitments have been terminated that the Average Historical Excess Availability set forth in any Monthly Borrowing Base Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Average Historical Excess Availability been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Monthly Borrowing Base Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Average Historical Excess Availability for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to Sections 2.08(a) and 2.09(a) as a result of the miscalculation of the Average Historical Excess Availability shall be deemed to be (and shall be) due and payable upon the date that is five (5) Business Days after notice by the Administrative Agent to the Parent Borrower of such miscalculation. If the preceding sentence is complied with the failure to previously pay such interest and fees shall not in and of itself constitute a Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer (including with respect to an Alternative Currency Letters of Credit issued pursuant to Section 2.03(a)(i)(B)) and (ii) the Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.05(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities Inc., each in its capacity as a Joint Lead Arranger under the Original Credit Agreement and each of the Restatement Arrangers.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E to the Original Credit Agreement or any other form approved by the Administrative Agent.

“Assignment Taxes” has the meaning specified in Section 3.01(f).

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.15, as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts or Eligible Inventory included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three calendar month period immediately preceding such Adjustment Date (with the Borrowing Base for any day used to determine “Excess Availability” calculated by reference to the most recent Monthly Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 6.01(e)).

“Bank Product Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuation of a Cash Dominion Event, determines in its reasonable commercial discretion exercised in good faith in accordance with customary business practice for comparable asset-based lending transactions as being appropriate to reflect the reasonably anticipated liabilities and obligations of the U.S. Loan Parties with respect to Secured Cash Management Obligations then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel II” has the meaning specified in Section 3.04(a).

“Blocked Account Agreement” has the meaning provided in Section 6.15(b).

“Blocked Accounts” has the meaning provided in Section 6.15(b).

“Borrowers” means the Parent Borrower and the Subsidiary Borrowers, jointly, severally and collectively.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Protective Advance, as the context may require.

“Borrowing Base” means, on any date, an amount equal to (x) 85% multiplied by the book value of Eligible Accounts plus (y) 85% multiplied by the Net Orderly Liquidation Value of Eligible Inventory minus (z) any Reserves. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(e).

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer or controller of the Parent Borrower, appropriately completed and substantially in the form of Exhibit K to the Original Credit Agreement or another form that is acceptable to the Administrative Agent in its reasonable discretion.

“Bridge Facility Agreement” means that certain Senior Unsecured Bridge Agreement, dated as of the Closing Date, among the Parent Borrower, the other parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, together with the Exchange Notes Indenture between the Parent Borrower, the other parties thereto and a trustee to be named therein, in each case, as the same may be amended, modified, replaced or refinanced to the extent permitted by this Agreement.

“Bridge Facility Debt” means, collectively, (i) $700,000,000 in aggregate principal amount of the Parent Borrower’s senior unsecured loans under the Bridge Facility Agreement and term loans and exchange notes (including any exchange notes issued in exchange for previously issued notes pursuant to an exchange and registration rights agreement) issued in lieu thereof or in exchange therefor pursuant to the Bridge Facility Agreement that do not increase the aggregate principal amount thereof and (ii) $750,000,000 in aggregate principal amount of the Parent Borrower’s senior unsecured PIK toggle loans under the Bridge Facility Agreement and term loans and exchange notes (including any exchange notes issued in exchange for previously issued notes pursuant to an exchange and registration rights agreement) issued in lieu thereof or in exchange therefor pursuant to the Bridge Facility Agreement that do not increase the aggregate principal amount thereof and any additional loans or notes issued or any increase in the outstanding principal amount thereof, in each case, in lieu of cash interest in accordance with the Bridge Facility Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or in the jurisdiction where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day.

“Calculation Certificate” means a certificate substantially in the form of Exhibit D to the Original Credit Agreement.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including amounts expended or capitalized under Capitalized Leases) by the Parent Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay the Obligations or the CF Facilities, (iv) expenditures that are accounted for as capital expenditures by the Parent Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Parent Borrower or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than the Parent Borrower or any Restricted Subsidiary and for which neither the Parent Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by the Parent Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures that constitute Permitted Acquisitions, (vii) interest capitalized during such period, (viii) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (ix) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Parent Borrower or a Restricted Subsidiary during the same fiscal year in which such expenditures were made pursuant to a sale-leaseback transaction to the extent of the cash proceeds received by the Parent Borrower or such Restricted Subsidiary pursuant to such sale-leaseback transaction or (x) expenditures financed with the proceeds of an issuance of Equity Interests of the Parent Borrower or a capital contribution to the Parent Borrower.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at CUSA (or any successor Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default under Section 8.01(a) or Section 8.01(f), or (ii) the Borrowers have failed to maintain Excess Availability of at least $33.5 million for five (5) consecutive Business Days, and in the case of this clause (ii), the Administrative Agent has notified the Parent Borrower thereof. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (x) if the Cash Dominion Event arises under clause (i) above, so long as such Event of Default is continuing, or (y) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve and maintain Excess Availability as required hereunder, until Excess Availability has exceeded $33.5 million for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if such an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive days) at all times in any four fiscal quarter period after a Cash Dominion Event has occurred and been discontinued on two occasions in such four fiscal quarter period.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers or any Restricted Subsidiary:

(a) Dollars;

(b) (i) Canadian Dollars, Yen, Sterling, Euros or any national currency of any participating member state of the EMU or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (g) entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower);

(h) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower);

(i) solely for the purpose of determining if an Investment therein is allowed under this Agreement and for the avoidance of doubt not for the calculation of the Secured Leverage Ratio and the Total Leverage Ratio, readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) with maturities of 24 months or less from the date of acquisition;

(j) solely for the purpose of determining if an Investment therein is allowed under this Agreement and for the avoidance of doubt not for the calculation of the Secured Leverage Ratio and the Total Leverage Ratio, readily marketable direct obligations issued by any foreign government or any political subdivision or instrumentality thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Parent Borrower) with maturities of 24 months or less from the date of acquisition; and

(k) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

“Cash Income Taxes” means, with respect to any period, all taxes based on income paid in cash by the Parent Borrower and its Restricted Subsidiaries during such period.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Secured Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Parent Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Management Systems” means the cash management systems described in Section 6.15.

“CF Administrative Agent” means Citibank in its capacity as administrative agent and collateral agent under the CF Credit Agreement, or any successor administrative agent and collateral agent under the CF Credit Agreement.

“CF Credit Agreement” means that certain credit agreement dated as of the Closing Date, among the Parent Borrower, Holdings, the lenders party thereto and Citibank, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time to the extent permitted by the Intercreditor Agreement.

“CF Facilities” means the credit facilities under the CF Credit Agreement.

“CF Facility Documentation” means the CF Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“CF Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“CF Revolving Credit Facilities” means the revolving credit facilities under the CF Credit Agreement.

“Change of Control” means the earliest to occur of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the then outstanding voting power of the Voting Stock of Holdings or the Sponsors ceasing to have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(ii) at any time upon or after the consummation of a Qualifying IPO, the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting power of the Voting Stock of Holdings and (y) the percentage of the then outstanding voting power of Voting Stock of Holdings owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders;

unless, in the case of clause (a)(ii) above, one or more Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the CF Facilities, the Bridge Facility Agreement or any other Indebtedness with an aggregate principal amount in excess of the Threshold Amount; or

(c) subject to Section 7.04, the Parent Borrower ceases to be a direct wholly-owned Subsidiary of Holdings.

“Citibank” means Citibank, N.A.

“Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans or Protective Advances.

“Closing Date” means October 26, 2007.

“Code” means the U.S. Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time.

“Co-Investor” means any of (1) Sierra Co-Invest, LLC or any successor thereto or (2) any Affiliate of any lender party to the CF Facilities or any Affiliate of any Lender directly or indirectly holding Voting Stock of the Issuer on the Closing Date.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings and each Restricted Subsidiary of the Parent Borrower that is a wholly-owned Material Domestic Subsidiary and not either a Subsidiary Borrower or an Excluded Subsidiary;

(c) in each case subject to the terms of the Intercreditor Agreement, the Obligations and the Guaranty shall have been secured by a perfected security interest in (i) all the Equity Interests of the Parent Borrower, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g) or (aa)) of each wholly-owned Material Domestic Subsidiary of the Parent Borrower or any other U.S. Loan Party that is the direct Subsidiary of the Parent Borrower or such other U.S. Loan Party that is not a Subsidiary described in clause (iii)(A) below and (iii) 65% of the issued and outstanding voting Equity Interests and other Equity Interests (A) of each wholly-owned Material Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code and (B) under applicable foreign law within 45 days after such request if requested by the Administrative Agent, each wholly-owned Material Foreign Subsidiary (other than an Unrestricted Subsidiary) that is directly owned by the Parent Borrower or any other U.S. Loan Party;

(d) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the U.S. Loan Parties (including accounts (other than deposit accounts or other bank or securities accounts), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that any such security interests in CF Priority Collateral shall be subject to the terms of the Intercreditor Agreement;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(f) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Sections 4.01(a)(iii), 6.11 and 6.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request (it being understood that such policy or policies may include a so-called “pro tanto” endorsement effectively causing such policy or policies to be issued concurrently with the policy or policies issued to the CF Administrative Agent insuring its Lien on the Mortgaged Properties pursuant to the CF Credit Agreement), and (iii) such existing surveys, existing abstracts and existing appraisals in the possession of the Parent Borrower and such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Parent Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding any of the foregoing, the Parent Borrower may cause any Restricted Subsidiary that is not at the time a Subsidiary Borrower or a Guarantor to execute a joinder to this Agreement in order to become a Subsidiary Borrower hereunder, or to Guarantee the Obligations, in which case such Restricted Subsidiary shall be treated as a Subsidiary Borrower or Guarantor hereunder, as applicable, for all purposes.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(iii), Section 6.11 or Section 6.13, the Guaranty, the Intercreditor Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower or a Restricted Subsidiary in the ordinary course of business of such Borrower or Restricted Subsidiary.

“Commitment” means, as to each Lender, a Revolving Credit Commitment and such Lender’s commitment to acquire participations in Protective Advances.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A to the Original Credit Agreement.

“Concentration Account” shall have the meaning provided in Section 6.15(c).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following:

(i) provision for taxes based on income or profits or capital, including federal, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Consolidated Net Income”; plus

(ii) total interest expense of such Person for such period and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, plus bank fees and costs of surety bonds in connection with financing activities, to the extent in each case the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(iv) the amount of any restructuring charges, accruals and reserves deducted (and not added back) in such period in computing Consolidated Net Income; plus

(v) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary to the extent deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(vi) the amount of management, monitoring, consulting and advisory fees (including termination fees and transaction fees) and indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors and deducted (and not added back) in such period in computing such Consolidated Net Income; plus

(vii) the amount of extraordinary, non-recurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, costs incurred in connection with being a public company prior to the Closing Date, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), project start-up costs, restructuring costs and curtailments or modifications to pension and post-retirement employee benefit plans; plus

(viii) amount of cost savings projected by the Parent Borrower in good faith to be realized as a result of specified actions taken during such period or expected to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such amounts are reasonably identifiable and factually supportable, (B) such actions are taken, committed to be taken or expected to be taken within 36 months after the Closing Date, (C) no cost savings shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges that are otherwise added back in computing Consolidated EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed $100,000,000 for any period consisting of four consecutive quarters; plus

(ix) any costs or expense incurred by Holdings, the Parent Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or the Parent Borrower or net cash proceeds of an issuance of Equity Interests of Holdings or the Parent Borrower (other than Disqualified Equity Interests); plus

(x) any net loss from discontinued operations; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) any net income from discontinued operations; plus

(ii) the amount of extraordinary, non-recurring or unusual gains (less all fees and expenses relating thereto);

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(b) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(c) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Parent Borrower, shall be excluded,

(d) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Parent Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period,

(e) effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(f) any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments shall be excluded,

(g) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(h) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Parent Borrower or any of its direct or indirect parents in connection with the Transactions, shall be excluded,

(i) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Bridge Facility Debt, the CF Facilities, the Loans and any credit facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Bridge Facility Agreement, the CF Facilities, the Loans and any credit facilities (including without limitation the Restatement Transaction Expenses)) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded,

(j) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,

(k) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Parent Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(l) to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(m) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded; and

(n) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Contracts and the application of Statement of Financial Accounting Standards No. 133;

(ii) any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net gain or loss resulting from obligations under an Swap Contracts for currency exchange risk) and any foreign currency translation gains or losses;

(iii) any non-cash charges, expenses and losses, including any (A) write-offs or write-downs, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities and (D) all losses from investments recorded using the equity method, reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); and

(iv) any non-cash gains for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated Net Income in such prior period.

“Consolidated Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of Holdings, the Parent Borrower or any Restricted Subsidiary, but excluding any such Indebtedness of the type described in Section 7.03(e) of this Agreement.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l) and (s) and clauses (i) and (ii) of Section 7.01(t)) included in the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until 3 days after such amount is drawn, (ii) obligations under Swap Contracts and (iii) any non-recourse debt.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Parent Borrower and/or other companies.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Parent Borrower’s financial statements.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” shall have the meaning provided in Section 4.03(a).

“Cure Right” shall have the meaning provided in Section 4.03(a).

“CUSA” means Citicorp USA, INC.

“DDAs” means any checking or other demand deposit account maintained by a U.S. Loan Party. All funds in such DDAs shall be conclusively presumed to be ABL Priority Collateral and proceeds of ABL Priority Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Agreement and the Intercreditor Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and Mandatory Cost) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, Euro Participations, participations in L/C Obligations or participations in Swing Line Loans or Protective Advances required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Parent Borrower and/or the Administrative Agent in writing of any of the foregoing (including any written certification of its intent not to comply with its obligations under Article II).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Dilution Percentage” means, at any time, an amount (expressed as a percentage) equal to (i) the sum (without duplication) of all deductions, credit memos, returns, adjustments, allowances, bad-debt write-offs and other non-cash credits which are recorded (or should have been recorded in accordance with the U.S. Loan Parties’ standard policies, by all U.S. Loan Parties to reduce their accounts receivable, divided by (ii) the sum of aggregate Accounts generated by all U.S. Loan Parties, in the case of each of clauses (i) and (ii) for the 12 fiscal months of the Parent Borrower then most recently ended as shown in the Monthly Borrowing Base Certificate most recently delivered pursuant to Section 6.1(e).

“Dilution Reserve” means an amount equal to the product of (a) the positive result, if any, of the Dilution Percentage for the U.S. Loan Parties together at such time minus 5% multiplied by (b) the Eligible Accounts of the U.S. Loan Parties together at such time.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests of a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 7.05 unless the net cash proceeds resulting from such transaction or series of transactions shall exceed $5,000,000.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, the termination of the Commitments and the termination, or backstop on terms satisfactory to the Administrative Agent in its sole discretion, of all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part or (c) provides for the scheduled payments of dividends in cash, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Parent Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Parent Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning set forth in Article 9 of the Uniform Commercial Code.

“Documentation Agent” means JPMorgan Chase Bank, N.A., as Documentation Agent under the Original Credit Agreement, and Deutsche Bank Securities Inc., as Documentation Agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to an amount denominated in Dollars, such amount; and

(b) with respect to an amount denominated in an Alternative Currency, an equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars such Alternative Currency.

“Dollar L/C Issuer” means (i) Citibank and any other Lender that becomes a Dollar L/C Issuer in accordance with Section 2.03(l) or 10.07(j), in each case, in its capacity as an issuer of Dollar Letters of Credit hereunder, or any successor issuer of Dollar Letters of Credit hereunder and (ii) each issuer of an Existing Letter of Credit denoted as a “Dollar Letter of Credit” on Schedule 1.1D to the Original Credit Agreement.

“Dollar Letter of Credit” means a Letter of Credit denominated in Dollars and issued pursuant to Section 2.03(a)(i)(A).

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eligible Accounts” means, as of any date of determination thereof, the aggregate amount of all Accounts due to any U.S. Loan Party, except to the extent that (determined without duplication):

(a) except as provided in clause (v) of this definition, such Account does not arise from the sale of goods or the performance of services by a U.S. Loan Party in the ordinary course of its business;

(b) (i) such U.S. Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever (other than the preparation and delivery of an invoice) or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

(d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;

(e) an invoice, in form and substance consistent with the Parent Borrower’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent (it being understood that the forms used by the U.S. Loan Parties on the Closing Date are satisfactory to the Administrative Agent), has not been prepared in respect of such Account within two Business Days of the date as of which such Account is originated or has not been sent to the applicable Account Debtor in respect of such Account within 30 days of such preparation or otherwise reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f) such Account (i) is not owned by a U.S. Loan Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to clauses (a), (c), (e), (h), (j), (k), (q), (t), (x), (z), (gg), (hh) and (dd) (in the case of Liens permitted hereunder pursuant to clause (dd), to the extent such Liens relate to Liens permitted under any of such other clauses listed above) of Section 7.01;

(g) such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of a U.S. Loan Party (other than Accounts arising from the sale of goods or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person or (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, to any entity that has any common officer or director with a U.S. Loan Party;

(h) Accounts subject to a partial payment plan;

(i) such U.S. Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to such U.S. Loan Party but only to the extent of the potential offset;

(j) upon the occurrence of any of the following with respect to such Account:

(i) the Account is not paid within 90 days of the original due date or 120 days following the original invoice date; provided that in calculating delinquent portions of Accounts under this clause, unapplied credit balances more than 90 days past their original due date or 120 days past their original invoice date will be excluded;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or

(iv) with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(k) such Account is the obligation of an Account Debtor from whom 30% or more of the Dollar Amount of all Accounts owing by that Account Debtor are ineligible under clause (j)(i) of this definition;

(l) such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 20% of all Eligible Accounts (but only the extent of such excess);

(m) such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (c), (e), (h), (j), (k), (q), (t) and (x) of Section 7.01;

(n) any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(o) such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by a U.S. Loan Party or that have been delivered to the Administrative Agent);

(p) such Account is payable in any currency other than Dollars;

(q) Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i)(A) the Account Debtor’s billing address is in the United States, or (B) the Account Debtor is organized under the laws of the United States or Canada or any state, province, territory or subdivision of either the United States or Canada; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent, in its Permitted Discretion;

(r) such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof if and to the extent that such Account together with all other Accounts owing by such Account Debtors as of any date of determination, exceeds 10% of all Eligible Accounts; provided that if all Accounts owing by such Account Debtor as of any date of determination equals or exceeds 10% of all Eligible Accounts, then the excess of such Accounts over 10% of all Eligible Accounts shall not be Eligible Accounts unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing and any U.S. Loan Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(s) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(t) such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a U.S. Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(u) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a U.S. Loan Party to seek judicial enforcement in such state of payment of such Account, unless such U.S. Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(v) such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);

(w) Credit Card Receivables (other than Eligible Credit Card Receivables);

(x) Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback;

(y) Accounts which are subject to adjustment for (i) coupons, rebates, “buy one, get one free”, bundled offers, stock balancing, manufacture discontinued, price protection, dead-on-arrival, special bids, or similar sales incentives and promotional programs or (ii) miscellaneous marketing allowances other than non-cash reductions, in each case to the extent of such adjustment;

(z) that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(aa) such U.S. Loan Party is subject to an event of the type described in Section 8.01(f); or

(bb) such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Assignee” means any assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b); provided that under no circumstances shall (i) any Loan Party or any of its Subsidiaries or (ii) any natural person, be an Assignee.

“Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to any U.S. Loan Party from major credit card and debit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that arise in the ordinary course of business and that have been earned by performance (“Credit Card Receivables”) and that are not excluded as ineligible by virtue of one or more of the criteria set forth below, except that none of the following (determined without duplication) shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its Permitted Discretion;

(b) Accounts with respect to which a U.S. Loan Party does not have good and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to clauses (a), (c), (e), (h), (j), (k), (q), (t), (x), (z), (gg), (hh) and (dd) (in the case of Liens permitted hereunder pursuant to clause (dd), to the extent such Liens relate to Liens permitted under any of such other clauses listed above) of Section 7.01);

(c) Accounts as to which the Administrative Agent’s Lien attached thereon on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (c), (e), (h), (j), (k), (q), (t) and (x) of Section 7.01;

(d) Accounts that are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(e) Except as otherwise approved by the Administrative Agent, Accounts as to which the credit card processor has the right under certain circumstances to require a U.S. Loan Party to repurchase the Accounts from such credit card or debit card processor;

(f) Except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of a U.S. Loan Party; and

(g) Accounts due from major credit card and debit card processors (other than JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that the Administrative Agent in its Permitted Discretion determines to be unlikely to be collected.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any location for receipt by a U.S. Loan Party within fourteen days of the date of determination but which has not yet been received by a U.S. Loan Party, (b) for which the purchase order is in the name of a U.S. Loan Party and title has passed to a U.S. Loan Party, (c) for which the document of title, to the extent applicable, reflects a U.S. Loan Party as consignee (along with delivery to a U.S. Loan Party of the documents of title, to the extent applicable, with respect thereto), (d) as to which the Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory, and (e) which otherwise is not excluded from the definition of Eligible Inventory. Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Parent Borrower by virtue of such Inventory’s being in transit between the U.S. Loan Parties’ locations or in storage trailers at the U.S. Loan Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.

“Eligible Inventory” means, as of any date of determination thereof, the aggregate amount of all Inventory of the U.S. Loan Party, except that none of the following (determined without duplication) shall be deemed to be Eligible Inventory:

(a) Inventory with respect to which a U.S. Loan Party does not have good, and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to clauses (a), (c),

(d), (e), (h), (j), (k), (q), (x), (z), (cc), (gg), (hh) and (dd) (in the case of Liens permitted hereunder pursuant to clause (dd), to the extent such Liens relate to Liens permitted under any of such other clauses listed above) of Section 7.01);

(b) Inventory as to which the Administrative Agent’s Lien attached thereon on behalf of itself and the Lenders, is not a first priority perfected Lien (subject to Liens permitted hereunder pursuant to clauses (c), (d), (e), (h), (j), (k), (q), (x) and (cc) of Section 7.01);

(c) Inventory as to which any of the representations or warranties in the Loan Documents with respect to such Inventory are untrue in any material respect with respect to such Inventory (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);

(d) Inventory that is either not finished goods or which constitutes work-in-process, raw materials, packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale or undergoing maintenance) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;

(e) Inventory that is not located in the U.S.;

(f) Inventory that is located at any location leased by a U.S. Loan Party, unless (a)(i) with respect to locations leased by a U.S. Loan Party, the lessor has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (ii) a Reserve equal to two months base rent plus, without duplication, all other rent, charges and other amounts due with respect to such location has been established by the Administrative Agent in its Permitted Discretion (measured as of the most recent practicable date) and (b) the aggregate Cost of the Inventory located at such leased facility is at least $5,000,000;

(g) Inventory that is located in any third party storage facility or is otherwise in the possession of a bailee (including any repairman) and is not evidenced by a Document, unless (a)(i) such warehouseman or other bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate Reserve (which shall be an amount equal to the lesser of (x) the aggregate of all amounts owed by the U.S. Loan Parties to such warehouseman or other bailee (measured as of the last day of the calendar month most recently then ended) and (y) the Cost of the aggregate amount of all Inventory at such location; provided that if the Parent Borrower cannot calculate the amount in clause (x) with reasonable accuracy, then only clause (y) shall apply) has been established by the Administrative Agent in its Permitted Discretion and (b) the aggregate Cost of the Inventory located at such third party storage facility or otherwise in possession of such bailee is at least $5,000,000;

(h) Inventory that is being processed offsite at an Avaya contract manufacturer (unless such Avaya contract manufacturer has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require), or is in-transit to or from a customer location or Avaya contract manufacturer (other than Eligible In-Transit Inventory and Inventory with respect to which there is an outstanding Eligible Letter of Credit);

(i) Inventory acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Inventory and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof subject to its Permitted Discretion);

(j) Inventory is not reflected in the details of a current perpetual inventory report; or

(k) such Inventory is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

“Eligible Letter of Credit” means, as of any date of determination thereof, a Commercial Letter of Credit which supports the purchase of Inventory, (i) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued; (ii) which Inventory when completed would otherwise constitute Eligible Inventory, and (iii) which Commercial Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory, if applicable, reflecting a Loan Party or the Administrative Agent as consignee of such Inventory.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, drinking water, groundwater, land surfaces, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by a Governmental Authority for enforcement, response or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the pollution or protection of the Environment including those relating to the generation, handling, storage, treatment transport or Release or threat of Release of Hazardous Materials or, to the extent relating to exposure or threat of exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, or Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” means, collectively, (a) the contribution by the Sponsors, Co-Investors and the Management Stockholders of an aggregate amount of cash representing not less than 20% of the sum of the aggregate principal amount of the Term Loans (as defined in the CF Credit Agreement) borrowed, and the Bridge Facility Debt borrowed, on the Closing Date and the amount of such cash equity to Holdings or one or more direct or indirect holding company parents of Holdings, and (b) the further contribution to Merger Sub of any portion of such cash contribution proceeds not directly received by Merger Sub or used by Holdings to pay Transaction Expenses.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Parent Borrower and is treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan for which notice to the PBGC is not waived by regulation; (b) a withdrawal by Holdings the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates of a notice of intent to terminate a Pension Plan ; (e) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (f) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code and Section 303(d) of ERISA (or, after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (h) the filing by the PBGC of a petition under Section 4042 of ERISA to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Holdings or the Parent Borrower.

“Euro” and “€” mean the lawful single currency of the European Union.

“Euro Fronting Revolving Lender” means Citibank, N.A., London Branch, each other Lender from time to time party hereto that has Euro Funding Capacity, and, in each case, any successor thereto.

“Euro Funding Capacity” means, at any date of determination, for any Lender, the ability of such Lender to fund Revolving Credit Loans denominated in Euros, as set forth in the records of the Administrative Agent as notified in writing by such Lender to the Administrative Agent within three (3) Business Days of such Lender becoming a Lender hereunder.

“Euro Loan” means a Revolving Credit Loan denominated in Euro.

“Euro Participation” has the meaning set forth in Section 11.01(a).

“Euro Participation Fee” has the meaning set forth in Section 11.06.

“Euro Participation Settlement” has the meaning set forth in Section 11.02(i).

“Euro Participation Settlement Amount” has the meaning set forth in Section 11.02(ii).

“Euro Participation Settlement Date” has the meaning set forth in Section 11.02(i).

“Euro Participation Settlement Period” has the meaning set forth in Section 11.02(i).

“Euro Revolving Credit Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit C-2 to the Original Credit Agreement, evidencing the aggregate Indebtedness of the Borrowers to such Euro Fronting Revolving Lender resulting from the Euro Loans made by such Lender.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate or such other rate per annum as is widely recognized as the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; if such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in Euro, that bears interest at a rate based on the applicable Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, as of any date of determination thereof, (x) the lesser of (1) the Borrowing Base and (2) the aggregate Revolving Credit Commitments, minus (y) the aggregate Revolving Credit Exposure.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) each Subsidiary listed on Schedule 1.01C to the Original Credit Agreement, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing or being a direct obligor in respect of the Obligations, (d) any Domestic Subsidiary (i) that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code, (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) or (aa) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (e) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent Borrower (confirmed in writing by notice to the Parent Borrower), the cost or other consequences (including any adverse tax consequences) of becoming a U.S. Loan Party shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (g) each Unrestricted Subsidiary.

“Existing Credit Agreement” means the Credit Agreement, dated as of February 23, 2005, by and among the Parent Borrower and Avaya International Sales Limited, Citicorp USA, Inc., as Administrative Agent and the other lenders party thereto, as amended.

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1D to the Original Credit Agreement.

“Existing Letter of Credit Issuer” shall mean a Letter of Credit Issuer solely in its capacity as an issuer of one or more Existing Letters of Credit.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Parent Borrower.

“FATCA” has the meaning specified in Section 3.01(a).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Parent Borrower minus Capital Expenditures minus Cash Income Taxes, in each case for such Test Period, to (b) Fixed Charges for such Test Period. Notwithstanding anything to the contrary, for purposes of calculating the Fixed Charge Coverage Ratio for each of the four fiscal quarter periods ending December 31, 2007, March 31, 2008 and June 30, 2008, Fixed Charges shall be deemed to equal Fixed Charges for the period commencing October 1, 2007 and ending (a) December 31, 2007, multiplied by 4, (b) March 31, 2008, multiplied by 2, and (c) June 30, 2008, multiplied by 4/3, respectively.

“Fixed Charges” means, with respect to any Test Period, without duplication, the sum of (a) consolidated cash interest expense (net of cash interest income to the extent excluded from Consolidated EBITDA), calculated for such period for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for such Test Period plus (b) the aggregate amount of all cash dividend payments on Disqualified Equity Interests of the Parent Borrower during such Test Period plus (c) the scheduled amortization payments during such Test Period under the CF Facilities.

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries, as determined in accordance with GAAP in good faith by a Responsible Officer of the Parent Borrower.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Parent Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“Funded Euro Participation” means, with respect to any Participating Euro Lender relating to Euro Loans funded by Euro Fronting Revolving Lenders, (i) the aggregate amount paid by such Participating Euro Lender to Euro Fronting Revolving Lenders pursuant to Section 11.02 of this Agreement in respect of such Participating Euro Lender’s participation in the principal amount of Euro Loans funded by Euro Fronting Revolving Lenders minus (ii) the aggregate amount paid to such Participating Euro Lender by Euro Fronting Revolving Lenders pursuant to Section 11.02 of this Agreement in respect of its participation in the principal amount of Euro Loans funded by Euro Fronting Revolving Lenders, excluding in each case any payments made in respect of interest accrued on the Euro Loans funded by Euro Fronting Revolving Lenders. Euro Fronting Revolving Lenders’ Funded Euro Participation in any Euro Loans funded by Euro Fronting Revolving Lenders shall be equal to the outstanding principal amount of such Euro Loans minus the total Funded Euro Participation of all other Lenders therein.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdings and any other Person who provides a Guaranty hereunder, in each case so long as it provides a Guaranty.

“Guaranty” means (a) the guaranty made by Holdings in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F to the Original Credit Agreement and (b) each other guaranty and guaranty supplement delivered pursuant to the Collateral and Guarantee Requirement.

“Hazardous Materials” means materials, chemicals, substances, compounds, wastes, pollutants and contaminants, in any form, including all explosive or radioactive substances or wastes, mold, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, in each case regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(a).

“Incremental Replacement Secured Notes” has the meaning specified in Section 7.03(cc).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of clause (a) of the definition of Consolidated Total Debt of such Person and (ii) in the case of the Parent Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged and that is independent of the Parent Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Lenders” means Citicorp USA, Inc., Citibank, N.A., Morgan Stanley Senior Funding, Inc. and JPMorgan Chase Bank, N.A., in each case in their capacity as a Lender hereunder.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans or issuances or deemed issuances of Letters of Credit on the Closing Date in an amount not to exceed the aggregate amounts specified or referred to in the definition of the term “Permitted Initial Revolving Borrowing Purposes.”

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date among the Parent Borrower, the Administrative Agent and the CF Administrative Agent, substantially in the form attached as Exhibit I to the Original Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith and herewith, and including any joinder thereto by one or more representatives representing holders of any Indebtedness incurred in a Permitted Refinancing of the CF Facilities or any other series of secured Indebtedness permitted to be incurred under this Agreement, including any Incremental Replacement Secured Notes or any Junior Secured Debt, in each case, which such joinder shall be deemed not to be a modification, amendment or waiver that requires consent under this Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed by each Lender of such Eurocurrency Rate Loan, nine or twelve months (or such period of less than one month as may be consented to by the Administrative Agent), as selected by the Parent Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, (a) with respect to changes in the determination of the saleability of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Parent Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Parent Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Parent Borrower (or any of its Subsidiaries) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Financing” has the meaning specified in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Secured Debt” means any secured Indebtedness incurred in the form of one or more series of secured notes or secured loans that are secured by Liens on the Collateral ranking junior to the Liens securing the Obligations in accordance with the Intercreditor Agreement. Junior Secured Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means the collective reference to each Dollar L/C Issuer and each Alternative Currency L/C Issuer.

“L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $150,000,000; provided that a Dollar Amount not to exceed $85,000,000 may be used for Alternative Currency Letters of Credit issued in an Alternative Currency.

“Lender” has the meaning specified in the introductory paragraph to this Agreement (including, for avoidance of doubt, each Additional Lender, to the extent any such Person has executed and delivered an Incremental Amendment and such Incremental Amendment shall have become effective in accordance with the terms hereof and thereof) and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a Commercial Letter of Credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, judgment or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.

“Liquidity Event” means the determination by the Administrative Agent that Excess Availability on any day is less than $33.5 million, provided that the Administrative Agent has notified the Parent Borrower thereof.

“Liquidity Event Condition” shall have the meaning provided in Section 4.02(e).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or a Protective Advance.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Revolving Credit Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Issuer Documents and (vi) the Intercreditor Agreement.

“Loan Parties” means, collectively, Holdings, the Borrowers and any Subsidiary Guarantors.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01D to the Original Credit Agreement.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a circumstance or condition affecting the business, operations, assets, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (b) the rights and remedies of the Lenders or the Administrative Agent under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of the Parent Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not U.S. Loan Parties solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the gross revenues of the Parent Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Parent Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.11 applicable to such Subsidiary; provided, further that the Parent Borrower may designate any other Domestic Subsidiary as a “Material Domestic Subsidiary” and comply with the provisions of Section 6.11 applicable to such Domestic Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Parent Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any real property owned by any Loan Party with a Fair Market Value in excess of $25,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means the October 26, 2016; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“Merger” means the merger of Merger Sub with and into the Borrower, upon the terms and conditions set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of June 4, 2007, by and among Holdings, Merger Sub and the Parent Borrower.

“Merger Consideration” means an amount equal to the total funds required to pay to the holder of each share of issued and outstanding common stock (subject to certain exceptions as set forth in the Merger Agreement) of the Parent Borrower (and to the holders of certain outstanding options to purchase, and outstanding restricted stock units with respect to, shares of common stock of the Parent Borrower (after deduction for any applicable exercise price)) an aggregate amount of $17.50 in cash.

“Merger Sub” means Sierra Merger Corp., a Delaware corporation, which, prior to the Merger, was a direct wholly-owned subsidiary of Holdings.

“Minority Investment” means any Person other than a Subsidiary in which the Parent Borrower or any Restricted Subsidiary owns any Equity Interests.

“Monthly Borrowing Base Certificate” shall have the meaning provided in Section 6.01(e).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages, as the same may be amended, restated, supplemented or otherwise modified from time to time, made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Sections 4.01(a)(iii), 6.11 and 6.13.

“Mortgage Policies” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates makes or is obligated to make contributions, or with respect to which the Parent Borrower or any Subsidiary would reasonably be expected to incur liability.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof (determined in accordance with the appraisal prepared prior to the Closing Date), net of all costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Parent Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Revolving Credit Note or a Euro Revolving Credit Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (y) Secured Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” has the meaning specified in the first paragraph of the preliminary statements herein.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer, or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Euro Lender” has the meaning set forth in Section 11.01(a).

“Participating Member State” means each state so described in any EMU Legislation.

“Payment Conditions” means, at any time of determination, that (a) no Event of Default exists or would arise as a result of the making of the subject Specified Payment, (b) Excess Availability shall be not less than $33.5 million immediately after giving effect to the making of such Specified Payment and (c) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period shall be greater than or equal to 1.0 to 1.0 after giving pro forma effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the U.S. Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is either (i) sponsored or maintained by Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates or (ii) to which Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates contributes or has an obligation to contribute or with respect to which the Parent Borrower or any Subsidiary would reasonably be expected to incur liability.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Discretion” means the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor, event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date which the Administrative Agent reasonably determines: (x) with respect to Accounts, (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or the L/C Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or (b) evidences that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the Parent Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Account (but Reserves may not duplicate the eligibility criteria contained in the definition of Eligible Accounts), and any of the following: any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts and (y) with respect to Inventory: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or any L/C Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory or (b) evidences that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of any U.S. Loan Party is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory (but Reserves may not duplicate the eligibility criteria contained in the definition of Eligible Accounts), as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to the Inventory; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Inventory.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower, in each case to the extent not prohibited hereunder.

“Permitted Holder” means any Sponsor, Co-Investor, member of Sierra Co-Invest, LLC on the Closing Date (or any Affiliate thereof), Management Stockholder or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, one or more Sponsors have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of Holdings.

“Permitted Initial Revolving Borrowing Purposes” means (a) one or more Borrowings of Revolving Credit Loans to (i) finance the Transactions or (ii) finance working capital needs of the Parent Borrower or the Restricted Subsidiaries and (b) the issuance of Letters of Credit (i) in replacement of, or as a backstop for, letters of credit of the Parent Borrower or the Restricted Subsidiaries outstanding on the Closing Date or (ii) to finance working capital needs of the Parent Borrower or the Restricted Subsidiaries.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon (including tender premiums) plus other reasonable amounts paid, and fees and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b) or Section 7.03(e), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended (except by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Permitted Refinancing), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole; provided that a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended , and (e) in the case of any Permitted Refinancing in respect of the CF Facilities, such Permitted Refinancing is not secured by all or any portion of the ABL Priority Collateral except on a junior basis pursuant to one or more security agreements subject to the Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement).

“Permitted Subordinated Notes” means subordinated unsecured notes issued by a U.S. Loan Party, provided that (a) the terms of such notes provide for customary subordination of such notes to the Obligations and do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to the Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default and (b) the covenants, events of default, guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Directors of the Parent Borrower to be market rates and premiums at the time of issuance of such notes), taken as a whole, are determined by the Board of Directors of the Parent Borrower to be market terms on the date of issuance and in any event are not materially more restrictive on the Parent Borrower and the Restricted Subsidiaries, or materially less favorable to the Lenders, than the terms of the Bridge Facility Debt and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions, provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Subordinated Notes Documentation” means any notes, instruments, agreements and other credit documents governing any Permitted Subordinated Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established, maintained or contributed to by the Parent Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Primary Obligor” has the meaning specified in the definition of “Guarantee.”

“Principal L/C Issuer” means any L/C Issuer that has issued Letters of Credit under the Revolving Credit Facility having an aggregate Outstanding Amount in excess of $10,000,000.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Projections” has the meaning specified in Section 6.01(c).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advance” has the meaning specified in Section 2.01(b).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for the most recent fiscal quarter ended at least forty (45) days before the Closing Date.

“Receivables Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.15 as the Administrative Agent in the Administrative Agent’s Permitted Discretion determines as being appropriate with respect to the determination of the collectability in the ordinary course of business of Eligible Accounts, including, without limitation, the Dilution Reserve, reconciliation of variances between the general ledger and the receivables aging, and unapplied cash received.

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” means, with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning specified in Section 9.16(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (other than Protective Advances and with the aggregate Dollar Amount of each Participating Euro Lender’s Euro Participation and each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such

Lender for purposes of this definition) and (b) aggregate Unused Amount; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all, if any, Availability Reserves, Bank Product Reserves, Inventory Reserves, Receivables Reserves and any and all other reserves, including warranty reserves, which the Administrative Agent deems necessary in its Permitted Discretion to maintain with respect to Eligible Accounts or Eligible Inventory that have been established in accordance with Section 2.15, it being understood that Reserves on the Closing Date shall be equal to the amount stated as Reserves on the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(a)(x).

“Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, or treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date or the Restatement Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references in this Agreement to a “Responsible Officer” shall refer to a Responsible Officer of the Parent Borrower.

“Restatement Arrangers” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., each in its capacity as a Joint Lead Arranger under this Agreement, and Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Lending Partners LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, each in its capacity as a Co-Arranger under this Agreement.

“Restatement Effective Date” means the date on which this Agreement becomes effective pursuant to Section 4.04.

“Restatement Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrowers or any Restricted Subsidiary in connection with the transactions contemplated by the Amendment Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Restricting Information” has the meaning specified in Section 10.09(a).

“Revaluation Date” means (a) with respect to any Euro Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan that is a Euro Loan, (ii) each date of a continuation of a Eurocurrency Rate Loan that is a Euro Loan pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Alternative Currency Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Alternative Currency L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the Alternative Currency L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(b).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b)(i), (b) purchase participations in L/C Obligations in respect of Letters of Credit, (c) purchase participations in Swing Line Loans and (d) solely with respect to Participating Euro Lenders, purchase participations in each Euro Loan, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01A to the Original Credit Agreement under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Lenders is $335,000,000 on the Restatement Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Revolving Commitment Increase.

“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Credit Loans (including its Pro Rata Share of each Euro Loan) and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Revolving Credit Commitments at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrowers payable in Dollars to any Lender or its registered assigns, in substantially the form of Exhibit C-1 to the Original Credit Agreement, evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from the Revolving Credit Loans made by such Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Scheduled Dispositions” has the meaning specified in Section 7.05(k).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligation” means any Cash Management Obligations designated by the Parent Borrower in writing to the Administrative Agent as “Secured Cash Management Obligations” which will thereby become Obligations hereunder and under the Security Agreement.

“Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G to the Original Credit Agreement, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Shrink” means Inventory identified by the Parent Borrower as lost, misplaced, or stolen.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in current general ledger of the Parent Borrower and its Subsidiaries would be reasonably equivalent to the Shrink calculated as part of the U.S. Loan Parties’ most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Administrative Agent shall be duplicative of any Shrink as so reflected in the current general ledger of the Parent Borrower and its Subsidiaries or estimated by the Parent Borrower for purposes of computing the Borrowing Base).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Payment” means any Investments made pursuant to Section 7.02(d)(iv), 7.02(j)(B), 7.02(o), Indebtedness incurred pursuant to Section 7.03(u), Restricted Payments made pursuant to Section 7.06(l) or payments made pursuant to Section 7.12(a)(i)(D).

“Specified Subsidiary” means, at any date of determination, (a) each Subsidiary of the Parent Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 10.0% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10.0% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP and (b) each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) and that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent Borrower or any Disposition of a business unit, line of business or division of the Parent Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” means any of Silver Lake Group, L.L.C., TPG Capital, L.P., TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. and any of their respective Affiliates and funds or partnerships managed or advised by any of them or their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means the Management Services Agreement dated as of October 2, 2007 between certain of the management companies associated with the one or more of the Sponsors or their advisors, if applicable, and Holdings and Merger Sub.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Alternative Currency L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Alternative Currency L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such Alternative Currency L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided that the Alternative Currency L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Alternative Currency Letter of Credit denominated in an Alternative Currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrowers” means (a) each Domestic Subsidiary that was a party hereto as of the Closing Date and (b) each Material Domestic Subsidiary that has become, or becomes, a party to this Agreement as a Borrower after the Closing Date pursuant to Section 6.11 or otherwise.

“Subsidiary Guarantor” means each Subsidiary of the Parent Borrower that has become, or becomes, a party hereto as such and to the Guaranty after the Closing Date.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supermajority Lenders” means, as of any date of determination, Lenders having more than 75% of the sum of the (A) Total Outstandings (other than Protective Advances and with the aggregate Dollar Amount of each Participating Euro Lender’s Euro Participation and each Lender’s risk participation and funded participation of L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate Unused Amount; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit sub-facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means CUSA, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B to the Original Credit Agreement.

“Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means Morgan Stanley Senior Funding, Inc., as Syndication Agent under the Original Credit Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Parent Borrower ended on or prior to such time in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Parent Borrower ended June 30, 2007. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2007 Test Period” refers to the period of four consecutive fiscal quarters of the Parent Borrower ended December 31, 2007), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $75,000,000.

“Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Financial Statements.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transactions” means, collectively, (a) the Equity Contribution, (b) the Merger, (c) the funding of the Bridge Facility Debt, (d) the funding of the Term Loans (as defined in the CF Credit Agreement) and the Initial Revolving Borrowing (as defined in the CF Credit Agreement) on the Closing Date, (e) the Initial Revolving Borrowing hereunder on the Closing Date, if any, (f) the repayment of the Existing Credit Agreement on the Closing Date, (g) the consummation of any other transactions in connection with the foregoing and (h) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UFCA” has the meaning specified in Section 10.24.

“UFTA” has the meaning specified in Section 10.24.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) each Subsidiary of the Parent Borrower listed on Schedule 1.01B to the Original Credit Agreement, (b) any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Parent Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Parent Borrower.

“Unused Amount” means, on any day the aggregate Revolving Credit Commitments then in effect minus the aggregate of the then outstanding Revolving Credit Exposures, provided that the Unused Amount shall never be less than zero.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“U.S. Loan Party” means (x) any Borrower or (y) any Guarantor (other than Holdings) that is a Domestic Subsidiary.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Weekly Monitoring Event” means the Parent Borrower has failed to maintain Excess Availability of at least $33.5 million for five (5) consecutive Business Days, and the Administrative Agent has notified the Parent Borrower thereof. For purposes of this Agreement, the occurrence of a Weekly Monitoring Event shall be deemed continuing at the Administrative Agent’s option until Excess Availability has exceeded at least $33.5 million for thirty (30) consecutive days, in which case a Weekly Monitoring Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Weekly Monitoring Event shall be deemed continuing (even if Excess Availability exceeds the required amount for thirty (30) consecutive days) at all times in any four fiscal quarter period after a Weekly Monitoring Event has occurred and been discontinued on two occasions in such four fiscal quarter period.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The word “or” is not exclusive.

SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein.

SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Additional Alternative Currencies.

(a) A Borrower may from time to time request that Alternative Currency Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and each Alternative Currency L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and each Alternative Currency L/C Issuer, in its or their sole discretion). The Administrative Agent shall promptly notify each Alternative Currency L/C Issuer thereof. Each Alternative Currency L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Letters of Credit in such requested currency.

(c) Any failure by an Alternative Currency L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Alternative Currency L/C Issuer, as the case may be, to permit Alternative Currency Letters of Credit to be issued in such requested currency. If the Administrative Agent and each Alternative Currency L/C Issuer consent to the issuance of Alternative Currency Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Alternative Currency Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Parent Borrower.

SECTION 1.08. Currency Equivalents Generally.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of an Alternative Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Alternative Currency Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar Amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Alternative Currency L/C Issuer, as the case may be.

(c) Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(d) For purposes of determining compliance with the Secured Leverage Ratio and the Total Leverage Ratio, the equivalent in Dollars of any amount denominated in a currency other than Dollars will be converted to Dollars (i) with respect to income statement items, in a manner consistent with that used in calculating Net Income in the Parent Borrower’s latest financial statements delivered pursuant to Section 6.01(a) or (b) and (ii) with respect to balance sheet items, in a manner consistent with that used in calculating balance sheet items in the Parent Borrower’s latest financial statements delivered pursuant to Section 6.01(a) or (b) and will, in each case of clauses (i) and (ii) of this paragraph, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.09. Change in Currency.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.10. Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Secured Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section.

(b) In the event that the Parent Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness included in the definitions of Consolidated Secured Debt or Consolidated Total Debt, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), subsequent to the end of the Test Period for which the Secured Leverage Ratio and the Total Leverage Ratio, as the case may be, is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.

(c) For purposes of calculating the Secured Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions that have been made by the Parent Borrower or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section, then the Secured Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) In the event that the Parent Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness included in the definitions of Fixed Charges, as the case may be (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Equity Interests, subsequent to the commencement of the Test Period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance or redemption of Disqualified Equity Interests, as if the same had occurred on the first day of the applicable Test Period.

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

(f) Whenever pro forma effect is to be given to a Specified Transaction (other than the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower (and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such Specified Transaction (other than the Transactions) which is being given pro forma effect that have been or are expected to be realized); provided that (A) such amounts are reasonably identifiable and factually supportable, (B) actions to realize such amounts are taken or committed to be taken within 18 months after the date of such Specified Transaction and (C) no amounts shall be added pursuant to this clause to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (including, without limitation, through clause (a)(viii) of the definition thereof) with respect to such period.

SECTION 1.11. Effect of Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the Original Credit Agreement from and after the Restatement Effective Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the Original Credit Agreement as of the Restatement Effective Date. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Loan Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Original Credit Agreement and the other Loan Documents as in effect prior to the Restatement Effective Date, (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Loan Documents, (c) the liens and security interests in favor of the Administrative Agent for the benefit of the Secured Parties securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (d) all references in the other Loan Documents to the “Credit Agreement” shall be deemed to refer without further amendment to this Agreement as amended and restated.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans.

(a) [Reserved].

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Borrowers as elected by the Parent Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date (provided that each Lender agrees to make loans in an aggregate amount not exceeding its Pro Rata Share of the Initial Revolving Borrowing, at the request of the Parent Borrower, on the Closing Date), in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (including its Pro Rata Share of any Euro Loans), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Protective Advances shall not exceed such Lender’s Revolving Credit Commitment. Revolving Credit Loans may be made in Dollars or Euro; provided that after giving effect to any Revolving Credit Borrowing, that the aggregate Dollar Amount of outstanding Euro Loans shall not exceed $100,000,000. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, and Euro Loans must be Eurocurrency Rate Loans, as further provided herein. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), and reborrow under this Section 2.01(b) (provided that, in each such case, such Revolving Credit Loans shall not, after giving effect thereto and to the application of the proceeds thereof, result at such time in the aggregate Revolving Credit Exposures’ exceeding the lesser of (x) the Borrowing Base and (y) the Aggregate Commitments, in each case as then in effect (subject to Section 2.01(c); and the Borrowers may prepay under Section 2.05. Subject to, and to the extent provided in, Article XI, Revolving Credit Loans denominated in Euros that are required to be made by a Participating Euro Lender pursuant to this Section 2.01(b) shall instead be made by Euro Fronting Revolving Lenders and purchased and settled by such Participating Euro Lender in accordance with Article XI.

(c) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 2.01(b) or in Article IV), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Credit Loans denominated in Dollars that are Base Rate Loans on behalf of all Lenders to the Borrowers, at any time that any condition precedent set forth in Article IV has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the ABL Priority Collateral, or any portion thereof or (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (each such loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate amount of the Lenders’ Revolving Credit Exposures to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances) the aggregate principal amount of all Protective Advances outstanding hereunder would exceed 5.0% of the Borrowing Base as determined on the date of such proposed Protective Advance; provided further that the aggregate principal amount of all outstanding Protective Advances plus the aggregate Revolving Credit Exposures at such time shall not exceed the Aggregate Commitments as then in effect. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on behalf of the Secured Parties in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion and under no circumstance shall the Borrowers have the right to require that a Protective Advance be made. At any time that the conditions precedent set forth in Article IV have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.01(d).

(d) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of ABL Priority Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing (other than Swing Line Borrowings and Protective Advances with respect to which this Section 2.02 shall not apply), each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 12:00 noon (New York, New York time) (A) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans and (B) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Euro, and (ii) not later than 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered not later than 9:00 a.m. two Business Days prior to the Closing Date in the case of the initial Credit Extensions. Each telephonic notice by the Parent Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal Dollar Amount of $1,000,000 or a whole multiple of the Dollar Amount of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), and except for Protective Advances which shall be made in the amounts required by Section 7.01(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Parent Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (unless the Loan being made or continued is denominated in Euro, in which case it shall be made or continued as a Eurocurrency Rate Loan with an Interest Period of one month). Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in Euro), it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars. Notwithstanding anything to the contrary, Euro Loans may not be converted to Base Rate Loans.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in Euro described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the respective currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time in the case of any Loan denominated in Euro, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided that if, on the date the Committed Loan Notice with respect to a Borrowing is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no

Loans may be converted to or continued as Eurocurrency Rate Loans, and that any or all of the then outstanding Eurocurrency Rate Loans denominated in Euro be redenominated into Dollars in the amount of the Dollar Amount thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than thirty (30) Interest Periods in effect unless otherwise agreed between the Parent Borrower and the Administrative Agent.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such Pro Rata Share available to the Administrative Agent, each of such Lender and the Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers (to the extent such amount is covered by interest paid by such Lender) the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A)(1) each Dollar L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Dollar Letters of Credit for the account of the Borrowers (provided that any Dollar Letter of Credit may be for the benefit of any direct or indirect Subsidiary of the Parent Borrower) and to amend or renew Dollar Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Dollar Letters of Credit and (2) each Alternative Currency L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03 (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Alternative Currency Letters of Credit denominated in an Alternative Currency for the account of the Borrowers (provided that any Alternative Currency Letter of Credit may be for the benefit of any direct or indirect Subsidiary of the Parent Borrower) and to amend or renew Alternative Currency Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the Alternative Currency Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that L/C Issuers shall not be obligated to make L/C Credit Extensions with respect to Letters of Credit, and Lenders shall not be obligated to participate in Letters of Credit if, as of the date of the applicable Letter of Credit, (I) the Revolving Credit Exposure of any Lender (including its Pro Rata Share of any Euro Loans) would exceed such Lender’s Revolving Credit Commitment, (II) the Outstanding Amount of all L/C Obligations would exceed the lesser of the L/C Sublimit (including, with respect to Alternative Currency Letters of Credit, the further sublimit specified in the definition of “L/C Sublimit”) and the Aggregate Commitment or (III) the aggregate Revolving Credit Exposure would exceed the lesser of the Borrowing Base and the Aggregate Commitments. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by the L/C Issuer and the Administrative Agent in their sole discretion; or

(B) the expiry date of such requested Letter of Credit would occur after the applicable Letter of Credit Expiration Date, unless (1) each Appropriate Lender shall have approved such expiry date or (2) the Outstanding Amount of the L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law)

from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; or

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than (i) in the case of Dollar Letters of Credit, Dollars and (ii) in the case of Alternative Currency Letters of Credit, Dollars or an Alternative Currency.

(iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Appropriate Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the requested Letter of Credit will be denominated and whether such Letter of Credit shall constitute a Dollar Letter of Credit or an Alternative Currency Letter of Credit; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon by the relevant L/C Issuer and the Parent Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Parent Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time until an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Lender, or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Parent Borrower and the Administrative Agent thereof. In the case of an Alternative Currency Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the relevant Alternative Currency L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Parent Borrower shall have notified the relevant Alternative Currency L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse such Alternative Currency L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under an Alternative Currency Letter of Credit denominated in an Alternative Currency, the relevant Alternative Currency L/C Issuer shall notify the Parent Borrower of the Dollar Amount of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the first Business Day following the date of any payment by the L/C Issuer under an Alternative Currency Letter of Credit to be reimbursed in Dollars (including all Letters of Credit denominated in Dollars), or the Applicable Time on the first Business Day following the date of any payment by the L/C Issuer under an Alternative Currency Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars or in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Parent Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans in Dollars to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments under the Revolving Credit Facility of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which may be the same Business Day such notice is provided if such notice is provided prior to 12:00 noon), whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Appropriate Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Holdings or any U.S. Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally;

(vi) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to punitive or consequential damages or lost profits, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by any Borrower that are caused by acts or omissions of such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer.

(f) Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) a problem with the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the

Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to lost profits or punitive or consequential damages suffered by any Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrowers to Cash Collateralize its L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) occurs and is continuing or (iii) for any reason, any Letter of Credit is outstanding at the time of termination of the Revolving Credit Commitments and a backstop letter of credit that is satisfactory to the L/C Issuer in its sole discretion is not in place, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i) or (iii), (1) the Business Day that the Parent Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in Cash Equivalents selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. In the case of clause (i) or (ii) above, if such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrowers.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to (A) the Applicable Rate times the daily maximum Dollar Amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum Dollar Amount increases periodically pursuant to the terms of such Letter of Credit), minus (B) the fronting fee set forth in Section 2.03(j) below. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum Dollar Amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Addition of an L/C Issuer.

(i) A Lender may become an additional Dollar L/C Issuer or Alternative Currency Revolving Credit Lender hereunder pursuant to a written agreement among the Parent Borrower, the Administrative Agent and such Lender. The Administrative Agent shall notify the Lenders of any such additional L/C Issuer.

(ii) On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may from time to time reasonably request.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n) Existing Letters of Credit. Subject to the terms and conditions hereof, (a) each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 1.01D to the Original Credit Agreement and denoted thereon as a “Dollar Letter of Credit” shall, effective as of the Closing Date and without any further action by the Borrowers, be continued as a Dollar Letter of Credit hereunder and from and after the Closing Date shall be deemed a Dollar Letter of Credit for all purposes hereof and shall be subject to and governed by the Closing Date, listed on Schedule 1.01D to the Original Credit Agreement and denoted thereon as a “Alternative Currency Letter of Credit” shall, effective as of the Closing Date and without any further action by the Borrowers, be continued as a Alternative Currency Letter of Credit hereunder and from and after the Closing Date shall be deemed a Alternative Currency Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.

SECTION 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Parent Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any other Lender (including its Pro Rata Share of any Euro Loans), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect. Within the foregoing limits, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.04 (provided that, in each such case, such Swing Line Loans shall not, after giving effect thereto and to the application of the proceeds thereof, result at such time in the aggregate Revolving Credit Exposures exceeding the lesser of (x) the Borrowing Base and (y) the Aggregate Commitments, in each case as then in effect (subject to Section 2.01(c)), prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Parent Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Parent Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Parent Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Parent Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments.

(a) Optional.

(i) The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time in the case of Loans denominated in Dollars or London, England time in the case of Loans denominated in Euro) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Euro and (C) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans (other than Swing Line Loans and Protective Advances) shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding (it being understood that Base Rate Loans shall be denominated in Dollars only). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Euro Loans shall be made in Euro (even if the Borrowers are required to convert currency to do so). Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Parent Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. All Swing Line Loans shall be denominated in Dollars only.

(iii) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Protective Advances in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. All Protective Advances shall be denominated in Dollars only.

(iv) Notwithstanding anything to the contrary contained in this Agreement, the Parent Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of the Revolving Credit Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) If, on any date, the aggregate Revolving Credit Exposures at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly offer to prepay Protective Advances, Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Protective Advances, Revolving Credit Loans and Swing Line Loans, such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect.

(ii) If, on any date, the aggregate Revolving Credit Exposures exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Commitments, in each case as then in effect (subject to

Section 2.01(c)), the Borrowers shall promptly prepay first, Protective Advances and second, Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Protective Advances, Revolving Credit Loans and Swing Line Loans, such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect.

(iii) At all times following the establishment of the Cash Management Systems pursuant to Section 6.15 and after the occurrence and during the continuation of a Cash Dominion Event and notification thereof by the Administrative Agent to the Parent Borrower (subject to the provisions of the Security Agreement and the Intercreditor Agreement), on each Business Day, at or before 1:00 p.m., the Administrative Agent shall apply all immediately available funds credited to the Concentration Account, first to pay any fees or expense reimbursements then due to the Administrative Agent, the L/C Issuer and the Lenders (other than in connection with Secured Cash Management Obligations), pro rata, second to pay interest due and payable in respect of any Loans (including Swing Line Loans and Protective Advances) that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, fourth to prepay the principal of the Revolving Credit Loans and Swing Line Loans and to Cash Collateralize L/C Obligations, pro rata and fifth to pay any fees or expense reimbursements then due to any Cash Management Bank.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, any Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon written notice by the Parent Borrower to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Revolving Credit Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Parent Borrower. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of the Revolving Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitments shall terminate on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

SECTION 2.07. Repayment of Loans.

(a) [Reserved].

(b) Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Parent Borrower shall repay each Swing Line Loan on the Maturity Date.

(d) Protective Advances. The Borrowers shall repay to the Administrative Agent the then unpaid amount of each Protective Advance on the Maturity Date.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan that is a Euro Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. For the avoidance of doubt, each Euro Loan shall be a Eurocurrency Rate Loan.

(b) The Borrowers shall pay interest on past due amounts hereunder (whether principal, interest, fees or other amounts) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in the currency in which each Loan was made.

SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Euro as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans and, in the case of Participating Euro Lenders, Euro Participations. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in Euro, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder in Euro shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Euro and in Same Day Funds not later than the Applicable Time on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Euro, the Borrowers shall make such payment in Dollars in the Dollar Amount of the Euro payment amount. The Administrative

Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. (New York, New York time), in the case of payments in Dollars, or (ii) after the Applicable Time in the case of payments in Euro, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Parent Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or an L/C Issuer hereunder, that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or L/C Issuer. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the Euro Participations or participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such Euro Participations or participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a Euro Participations or participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a Euro Participations or participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions.

(a) The Borrowers may at any time or from time to time after the Restatement Effective Date, by notice by the Parent Borrower to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”; provided that upon the effectiveness of any Incremental Amendment referred to below, no Default under Section 8.01(a) or Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than a Dollar Amount of $25,000,000 (provided that such amount may be less than a Dollar Amount of $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed (x) $100,000,000 less (y) the amount of all Incremental Replacement Secured Notes issued pursuant to Section 7.03(cc). Each notice from the Parent Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increases. Revolving Commitment Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other lender (any such other lender being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increase if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender, an increase in such Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders or Loan Parties, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrowers shall use the proceeds of the Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(b) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, (x) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Credit Loans denominated in Dollars outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. In addition, if there are any Revolving Credit Loans denominated in Euro outstanding on the date of any Revolving Commitment increase, then (i) each Revolving Credit Lender with Euro Funding Capacity immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender with Euro Funding Capacity and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Credit Lender’s Euro Loans such that after giving effect to all such assignments, each Revolving Credit Lender with Euro Funding Capacity (including each Revolving Commitment Increase Lender with Euro Funding Capacity) will have the percentage of Revolving Credit Loans denominated in Euro then outstanding equal to its pro rata (solely among Revolving Credit Lenders with Euro Funding Capacity) percentage of all Euro Loans then outstanding and (ii) after giving effect to the assignments described in clause (i) of this sentence, each Participating Euro Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase

Lender that will be a Participating Euro Lender, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed a portion of such Participating Euro Lender’s Euro Participations such that, after giving effect all such assignments, each Participating Euro Lender (including each Revolving Commitment Increase Lender that is a Participating Euro Lender) will have the percentage of Euro Participations then outstanding equal to its pro rata (solely among Participating Euro Lenders) percentage of all Euro Participations then outstanding. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15. Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that the Administrative Agent shall have provided the Parent Borrower at least five (5) Business Days’ prior written notice of any such establishment or increase; and provided further that the Administrative Agent may only establish or increase a Reserve after the date hereof based on an event, condition or other circumstance arising after the date hereof or based on facts not known to the Administrative Agent as of the date hereof. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Inventory” or “Eligible Accounts” and vice versa, or reserves or criteria deducted in computing the Net Orderly Liquidation Value of Eligible Inventory and vice versa.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as required by law (as determined in the good faith discretion of any applicable withholding agent), any and all payments by Holdings or any U.S. Loan Party to or for the account of any Agent or any Lender (which term shall, for the avoidance of doubt, include, for the purposes of Section 3.01, any L/C Issuer) under any Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, imposed by any Governmental Authority (“Taxes”). If Holdings or such U.S. Loan Party or the Administrative Agent is required by law (as determined in the good faith discretion of any applicable withholding agent) to deduct any Indemnified Taxes (as defined below) or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i)

the sum payable by Holdings the U.S. Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Holdings, the U.S. Loan Party or the Administrative Agent shall make such deductions, (iii) Holdings or the U.S. Loan Party shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), Holdings or the U.S. Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to Holdings or the U.S. Loan Party. If Holdings or the U.S. Loan Parties fail to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to such U.S. Loan Party or Holdings, such U.S. Loan Party or Holdings shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure. “Indemnified Taxes” refers to any Taxes arising from any payment made under any Loan Document excluding, in the case of each Agent and each Lender, (i) Taxes imposed by a jurisdiction as a result of any connection between such Agent or Lender and such jurisdiction other than the connection arising from executing or entering into any Loan Document or any of the Transactions contemplated by any Loan Document, (ii) any U.S. federal withholding taxes to the extent imposed at the time a Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts or indemnity payments from any Loan Party with respect to such withholding tax pursuant to Section 3.01 or (y) if such Foreign Lender is an assignee pursuant to a request by the Parent Borrower under Section 3.07, (iii) any Taxes imposed as a result of the failure of any Lender to comply with either the provisions of Section 3.01(b) or (c) (in the case of any Foreign Lender) or the provisions of Section 3.01(d) (in the case of any U.S. Lender), and (iv) any tax that is attributable to a failure of a Lender, or any other legal or beneficial holder or any foreign financial institution through which payments by or on account of any Loans are made, to take any action (including entering into an agreement with the IRS), comply with any information gathering and/or reporting requirements, or to provide the Parent Borrower and the Administrative Agent with appropriate certification, in each case, as required to obtain exemption from any United States federal withholding taxes under Sections 1471 through 1474 of the Code and any regulations promulgated thereunder and any interpretation or other guidance issued by the IRS or the Treasury Department in connection therewith (“FATCA”).

(b) To the extent it is legally able to do so, each Agent or Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent on or prior to the Closing Date (or, if later, on or prior to the date it becomes a party to this Agreement), an accurate, complete and original signed copy of whichever of the following is applicable: (i) Internal Revenue Service Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces or eliminates U.S. federal withholding tax on payments of interest; (ii) Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender (A) is not a bank described in Section 881(c)(3)(A) of the Code, (B) is not a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, (C) has income receivable pursuant to any Loan Document that is not effectively connected with the conduct of a trade or business in the United States, and (D) is not a controlled foreign corporation related to the Borrowers within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit J to the Original Credit Agreement and an Internal Revenue Service Form W-8BEN, certifying that the Foreign

Lender is not a United States person; or (iv) to the extent a Foreign Lender is not the beneficial owner of any obligation of any U.S. Loan Party hereunder (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, certificate in substantially the form attached hereto as Exhibit J to the Original Credit Agreement, Form W-9 or Form W-8IMY from each beneficial owner, as applicable.

(c) Thereafter and from time to time, each such Foreign Lender shall, (i) promptly, to the extent it is legally entitled to do so, submit to the Parent Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that any such form, certificate or other evidence previously delivered expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and (ii) promptly notify the Parent Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any previously claimed exemption or reduction.

(d) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or, if later, on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Parent Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.

(e) Notwithstanding anything else herein to the contrary, if a Foreign Lender is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent first becomes a party to this Agreement, such U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax) shall be considered excluded from Indemnified Taxes except to the extent the Foreign Lender’s assignor was entitled to additional amounts or indemnity payments prior to the assignment. Further, the Borrowers shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Indemnified Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) solely as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender (other than at the written request of the Parent Borrower to change such Lending Office).

(f) The Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any

Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Document or the transactions therein, except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Parent Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g) If any Indemnified Taxes or Other Taxes are directly asserted against any Agent or Lender, such Agent or Lender may pay such Indemnified Taxes or Other Taxes and the Borrowers will promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum it would have received had no such Indemnified Taxes or Other Taxes been asserted; whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that if the Parent Borrower reasonably believes that such Taxes or Other Taxes were not correctly or reasonably asserted, each Agent or Lender will use reasonable efforts to cooperate with the Parent Borrower to obtain a refund of such Taxes or Other Taxes (which shall be repaid to Borrowers in accordance with Section 3.01(i)) so long as such efforts would not, in the sole good faith determination of such Agent or Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Payments under this Section 3.01(g) shall be made within ten (10) days after the date Parent Borrower receives written demand for payment from such Agent or Lender. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or the Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or any other Agent, shall be conclusive absent manifest error.

(h) If any Lender or Agent determines, in its sole discretion, that it is entitled to receive a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers pursuant to this Section 3.01, it shall use its commercially reasonable efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrowers, net of all reasonable out of pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrowers, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall provide the Parent Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential in its reasonable discretion). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or make available its tax returns or any other information it reasonably deems confidential or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remission or repayments to which it may be entitled.

(i) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender it will, if requested by the Parent Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid by the Borrowers; provided that such efforts are made at the Borrowers’ expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(j) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a) or (g).

(j) To the extent it is legally entitled to do so, each Lender shall, at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, provide the Parent Borrower and the Administrative Agent any forms, documentation, or other information prescribed by the IRS as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA (including, without limitation, those contained in Sections 1471(b) or 1472(b) of the Code, as applicable) and any additional documentation reasonably requested by the Parent Borrower or the Administrative Agent and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Eurocurrency Rate Loans, or to determine or charge interest rates based upon the applicable Eurocurrency Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue any affected Eurocurrency Rate Loans or to convert Base Rate Loans to such Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all then outstanding affected Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, in each case due to circumstances arising on or after the Closing Date, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, in the case of Loans denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of, or any change in, or in the interpretation of, any Law, in each case after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01 or any Taxes excluded from the definition of Indemnified Taxes under exception (i) thereof to the extent such Taxes are imposed on or measured by net income or profits or branch profits or franchise taxes (imposed in lieu of the foregoing taxes) and any Taxes excluded from the definition of Indemnified Taxes under exceptions (ii) and (iii) thereof, (ii) reserve requirements contemplated by Section 3.04(c), (iii) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost that does not represent the cost to such Lender of complying with the requirements of any applicable Law in relation to its making, funding or maintaining of Eurocurrency Rate Loans and (iv) the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of its Affiliates or the Agents or any of its Affiliates)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time that any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrowers may either (i) if the affected Eurocurrency Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Parent Borrower receives any such demand from such Lender or (ii) if the affected Eurocurrency Rate Loan is then outstanding and is denominated in Dollars, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, if applicable.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall promptly pay to such Lender such additional amounts as will compensate such Lender for such reduction after receipt of such demand.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Parent Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice at least fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Parent Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

For the avoidance of doubt and notwithstanding anything herein to the contrary, the (i) Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), and all requests, rules, guidelines and directives promulgated thereunder, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have been introduced or adopted after the Closing Date, regardless of the date enacted or adopted.

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day prior to the last day of the Interest Period for such Loan; or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Parent Borrower;

including any loss or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Parent Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Parent Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice by the Parent Borrower to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If any Lender gives notice to the Parent Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Parent Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to and in accordance with Section 10.07(b) (with the assignment fee to be paid by the Borrowers, in the case of clauses (i) and (iii) only) all of its rights and Obligations (other than Secured Cash Management Obligations) under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; and provided further that in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans (and Euro Participations in the case of a Participating Euro Lender), and (ii) deliver any Revolving Credit Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans and Euro Participations in the case that the assignor is a Participating Euro Lender, (B) the assignee Lender shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to the assigning Lender as of the date of replacement and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Revolving Credit Notes to the Borrowers or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations (including any Euro Participations), except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. All assignments shall be subject to Section 11.07 with respect to Euro Loans and Euro Participations.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Parent Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders or the Supermajority Lenders in accordance with the terms of Section 10.01 or all the Lenders or the Supermajority Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Parent Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement and the Guaranty;

(ii) a Revolving Credit Note executed by the Borrowers in favor of each Lender that has requested a Revolving Credit Note at least two Business Days in advance of the Closing Date;

(iii) subject to Section 6.13, each Collateral Document set forth on Schedule 1.01A to the Original Credit Agreement required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(B) to the extent required under the Collateral and Guarantee Requirement, opinions of local counsel for the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings; and

(C) evidence (including a perfection certificate) that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date and customary good standing and foreign qualification certificates for each Loan Party;

(v) an opinion from Ropes & Gray LLP, New York counsel to the Loan Parties substantially in the form of Exhibit H to the Original Credit Agreement;

(vi) a certificate attesting to the Solvency of the Parent Borrower and its Restricted Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer or Treasurer of the Parent Borrower;

(vii) evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named;

(viii) certified copies of the Merger Agreement and schedules thereto, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Parent Borrower that such documents are in full force and effect as of the Closing Date and that the condition specified in clause (c) below has been satisfied;

(ix) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties; and

(x) a Borrowing Base Certificate, which calculates the Borrowing Base as of September 28, 2007.

(b) All fees and expenses required to be paid hereunder and invoiced on or before the Closing Date shall have been, or concurrently with the closing of the Transactions shall be, paid in full in cash.

(c) Prior to or substantially simultaneously with the initial Credit Extension on the Closing Date, (i) the Equity Contribution shall have been consummated (and to the extent constituting other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Arrangers to the extent material to the interests of the Lenders); and (ii) the Merger shall be consummated in all material respects in accordance with the terms of the Merger Agreement (without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the consent of the Arrangers, such consent not to be unreasonably withheld or delayed).

(d) Prior to or substantially simultaneously with the initial Credit Extensions on the Closing Date, the Parent Borrower shall have received at least $1,450,000,000 in gross cash proceeds from the funding of the Bridge Facility Debt.

(e) The Intercreditor Agreement shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(f) Prior to or substantially simultaneously with the initial Credit Extensions on the Closing Date, the Parent Borrower shall have terminated the Existing Credit Agreement.

(g) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

(h) The Arrangers shall have received the Pro Forma Financial Statements.

(i) The Arrangers shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five business days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than any Protective Advance and any Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document (except, in the case of the initial Credit Extensions on the Closing Date, the representations and warranties contained in Sections 5.01(d), 5.01(e), 5.02 (other than the first sentence thereof), 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.14 and 5.15 and in any other Loan Document) shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates. Notwithstanding anything herein to the contrary, it is understood and agreed that all representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document are made by such Person on the Closing Date regardless of whether they are conditions to the initial Credit Extensions on the Closing Date.

(b) Except in the case of the initial Credit Extensions on the Closing Date, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to any Borrowing or the issuance of any Letter of Credit, Excess Availability shall be not less than zero.

(e) Except in the case of the initial Credit Extensions on the Closing Date, if a Liquidity Event as to which the Administrative Agent has notified the Parent Borrower thereof is in effect at the time of, or would exist after giving effect to, such requested Credit Extension, the Fixed Charge Coverage Ratio for the Test Period immediately preceding such Credit Extension, after giving effect pro forma effect to such Credit Extension, would be not less than 1.0 to 1.0 (the “Liquidity Event Condition”) and the Parent Borrower shall have provided the Administrative Agent a certificate of a Responsible Officer of the Parent Borrower demonstrating compliance with such ratio.

Each Request for Credit Extension (other than any Protective Advance and any Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

SECTION 4.03. Right to Cure Liquidity Event Condition.

(a) Notwithstanding anything to the contrary contained in Section 4.02(e), in the event that the Borrowers fail to satisfy the Liquidity Event Condition, Holdings shall have the right to issue any Qualified Equity Interests of Holdings for cash or otherwise receive cash contributions to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Parent Borrower (collectively, the “Cure Right”), and upon the receipt by the Parent Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Liquidity Event Condition shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA for any period of calculation which includes the last fiscal quarter of the Test Period ending immediately prior to the date on which such Cure Amount was paid shall be increased, solely for the purpose of determining whether the Liquidity Event Condition shall have been satisfied and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrowers shall satisfy the Liquidity Event Condition, then the conditions to the applicable requested extension of credit shall be deemed satisfied, provided that all other conditions set forth in Section 4.02 shall have been satisfied in connection therewith.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised and (ii) for purposes of this Section 4.03, the Cure Amount shall be no greater than the amount required for purposes of satisfying the Liquidity Event Condition.

SECTION 4.04. Conditions to Effectiveness of Amended and Restated Credit Agreement. The effectiveness of the amendment and restatement of the Original Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 4 of the Amendment Agreement.

ARTICLE V

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and the Lenders, at the times expressly set forth in Section 4.02, that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transactions will (a) contravene the terms of any of such Person’s Organization Documents, (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein, and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year end adjustments and the absence of footnotes.

(ii) The unaudited pro forma consolidated balance sheet of the Parent Borrower and its Subsidiaries as at June 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Parent Borrower and its Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Parent Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent Borrower and its Subsidiaries as at June 30, 2007 and their estimated results of operations for the period covered thereby.

(b) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The forecasts of consolidated balance sheets, income statements and cash flow statements of Holdings and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, and all Projections delivered pursuant to Section 6.01 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Parent Borrower or any of the Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Parent Borrower or its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made based on hours worked to employees of each of the Parent Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any of the Parent Borrower or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Environmental Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries is subject to any pending, or to the knowledge of the Parent Borrower, threatened Environmental Claim or any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at, or arranged for the disposal or treatment or for transport for disposal or treatment, of Hazardous Materials from, any currently or formerly owned or operated real estate or facility in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) none of the properties currently or to the knowledge of the Loan Parties and their respective subsidiaries, formerly owned, leased or operated by the Loan Parties or their respective Subsidiaries is listed or formally proposed for listing on the National Priorities List or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on at or under any property currently owned or operated by Holdings, the Parent Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material at or on any facility, equipment or property currently owned or operated by Holdings, the Parent Borrower or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials by any Person on any property currently, or to the knowledge of the Loan Parties and their respective Subsidiaries formerly, owned or operated by any of them and there has been no Release of Hazardous Materials by the Loan Parties or any of their Subsidiaries at any other location.

(d) The properties currently owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or other corrective action under, or (iii) could give rise to Environmental Liability, which violations, actions and liability, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(e) The Loan Parties and their Subsidiaries are not conducting or financing, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or response action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the Loan Parties nor any of their Subsidiaries has contractually assumed any liability or obligation under any Environmental Law or is subject to any order, decree or judgment which imposes any obligation under any Environmental Law.

SECTION 5.10. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Parent Borrower and its Subsidiaries have timely filed all federal and state and other Tax returns and reports required to be filed, and have timely paid all federal and state and other Taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code.

(b) (i) No ERISA Event has occurred that when taken together with all other ERISA Events which have occurred within the one-year period prior to the date on which this representation is made or deemed made that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is required to be funded, determined as of the end of the most recently ended fiscal year of a Loan Party or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and (ii) for each Foreign Plan which is not required to be funded, the obligations of such Foreign Plan are properly accrued.

SECTION 5.12. Subsidiaries. As of the Closing Date, neither Holdings nor any Borrower has any Subsidiaries other than those specifically disclosed in Schedule 5.12 to the Original Credit Agreement, and all of the outstanding Equity Interests in Holdings, the Parent Borrower and the Material Subsidiaries have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by Holdings or any Borrower are owned free and clear of all security interests of any Person except (i) those created under the Collateral Documents or under the CF Facility Documentation in accordance with the Intercreditor Agreement and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 to the Original Credit Agreement (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Parent Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of the Borrowers nor any of the Subsidiaries of the Parent Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15. Intellectual Property; Licenses, Etc. The Parent Borrower and its Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent Borrower, the operation of the respective businesses of the Parent Borrower or any of its Subsidiaries as currently conducted and as proposed to be conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person, except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Parent Borrower, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transactions, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Junior Financing. The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Permitted Subordinated Notes Documentation.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than the Secured Cash Management Obligations) hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, a backstop letter of credit is in place), the Parent Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01. Financial Statements and Borrowing Base Certificates. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Borrower (commencing with the fiscal year ending September 30, 2007), (i) a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower (commencing with the fiscal quarter ended December 31, 2007), (i) a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end adjustments and the absence of footnotes and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts;

(c) within ninety (90) days after the end of each fiscal year (commencing with the fiscal year ending September 30, 2007) of the Parent Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Parent Borrower for its internal use (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) and Restricted Subsidiaries that are not Loan Parties (which may be in footnote form only) from such consolidated financial statements;

(e) on or prior to the 20th calendar day of each calendar month, beginning with November 2007 (or if such day is not a Business Day, the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base and the calculation of Excess Availability, in each case as of the close of business on the last day of the immediately preceding calendar month (or, at the option of the Parent Borrower, as of a more recent date) each such Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Parent Borrower by a Responsible Officer of the Parent Borrower (each a “Monthly Borrowing Base Certificate”); and, solely during the continuance of a Weekly Monitoring Event, a Borrowing Base Certificate showing the Parent Borrower’s reasonable estimate (which shall be based on the most current accounts receivable aging reasonably available and shall be calculated in a consistent manner with the most recent Monthly Borrowing Base Certificates delivered pursuant to this Section) of the Borrowing Base (but not the calculation of Excess Availability) as of the close of business on the last day of the immediately preceding calendar week, unless the Administrative Agent otherwise agrees, shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day); provided that any Borrowing Base Certificate delivered pursuant to this Section 6.01(e) other than with respect to month’s end may be based on such estimates by the Parent Borrower as the Parent Borrower may deem necessary;

(f) at the time of the delivery of the Monthly Borrowing Base Certificate provided for in Section 6.01(e), the Parent Borrower shall provide Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, a reasonably detailed calculation of Eligible Inventory, and a reconciliation of the U.S. Loan Parties’ Inventory between the amounts shown in the Parent Borrower’s stock ledger and any Inventory reports delivered pursuant to this clause (f); provided, that any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the U.S. Loan Parties of Shrink and other amounts as the U.S. Loan Parties may deem necessary; and

(g) at the time of the delivery of the Monthly Borrowing Base Certificate provided for in Section 6.01(e), the Parent Borrower shall provide a current accounts receivable aging along with a reconciliation between the amounts that appear on such aging and the amount of accounts receivable presented on the concurrently delivered balance sheet.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Parent Borrower that holds all of the Equity Interests of the Parent Borrower or (B) the Parent Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Parent Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Borrower (or such parent), on the one hand, and the information relating to the Parent Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Any financial statements required to be delivered prior to the required delivery of the financial statements for the fiscal year ending September 30, 2008 shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Calculation Certificate signed by a Responsible Officer of the Parent Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Parent Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the CF Credit Agreement, the Bridge Facility Debt or any Permitted Subordinated Notes Documentation, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a), (i) a report setting forth the information required by Section 3.03(b) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the fiscal quarter covered by such financial statements requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

(f) Upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request. Promptly following any reasonable request therefor by the Administrative Agent, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates obtained during the last twelve months with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates obtained during the last twelve months with respect to any Multiemployer Plan; provided that if such documents or notices have not been obtained or requested from the administrator or sponsor of the applicable Multiemployer Plan upon reasonable request by the Administrative Agent, the applicable Person shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Documents required to be delivered pursuant to Section 6.01 or Sections 6.02(a) or 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02 to the Original Credit Agreement; or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or a link thereto and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent, the Syndication Agent and/or the Arrangers will make available to the Lenders Communications by posting such Communications on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the

Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Syndication Agent, the Arrangers and the Lenders to treat such Communications not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.08); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 6.02 shall modify or limit a Lender’s obligations under Section 10.08 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Platform and understands and assumes the risks of such distribution.

THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM.

Each of the Lenders and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case, has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Parent Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

SECTION 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) except, in the case of (a) (other than in the case of the Borrowers except to the extent expressly permitted by Section 7.04) or (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Article VII.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.

SECTION 6.07. Maintenance of Insurance.

(a) Maintain with insurance companies that the Parent Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amounts as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973.

(c) All such insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as loss payee and/or additional insured, as applicable.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to customary access agreements), all at the reasonable expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Parent Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Parent Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) Independently of or in connection with the visits and inspections provided for in clause (a) above, but not more than twice a year (unless required by applicable law or an Event of Default or Liquidity Event has occurred and is continuing) upon the request of the Administrative Agent after reasonable prior notice, the Parent Borrower will, and will cause each Restricted Subsidiary that is a U.S. Loan Party to, permit the Administrative Agent or professionals reasonably acceptable to the Parent Borrower (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, (i) of the Parent Borrower’s practices in the computation of the Borrowing Base, and (ii) inspecting, verifying and auditing the Collateral. The Parent Borrower shall pay the reasonable, documented, out-of-pocket fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals.

SECTION 6.11. Additional Borrowers, Guarantors and Covenant to Give Security. At the Borrowers’ expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) upon the formation or acquisition of any new direct or indirect wholly-owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party (unless such Material Domestic Subsidiary does not provide a guarantee of the obligations under the CF Facilities), the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Material Domestic Subsidiary as a Restricted Subsidiary or any Domestic Subsidiary becoming a wholly-owned Material Domestic Subsidiary:

(i) within forty five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Material Domestic Subsidiary that is required to become a Subsidiary Borrower or a Guarantor pursuant to clause (c) below to furnish to the Administrative Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(B) cause each such Material Domestic Subsidiary that is required to become a Subsidiary Borrower or a Guarantor pursuant to clause (c) below to duly execute and deliver to the Administrative Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) cause each such Material Domestic Subsidiary that is required to become a Subsidiary Borrower or a Guarantor pursuant to clause (c) below to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent;

(D) take and cause such Material Domestic Subsidiary and each direct or indirect parent of such Material Domestic Subsidiary that is required to become a Subsidiary Borrower or a Guarantor pursuant to clause (c) below to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement,

(ii) within forty-five (45) days after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any existing title reports, surveys or environmental assessment reports; provided however that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b) (i) the Borrowers shall obtain the security interests and Guarantee set forth on Schedule 1.01A to the Original Credit Agreement on or prior to the dates corresponding to such security interests and Guarantee set forth on Schedule 1.01A to the Original Credit Agreement; and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property by any Borrower or a Guarantor, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Parent Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such Material Real Property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Borrower to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b).

(c) Subject to any applicable limitations set forth in the Collateral Documents, the Parent Borrower has caused or will cause each direct or indirect Material Domestic Subsidiary (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and each other Material Domestic Subsidiary that ceases to constitute an Excluded Subsidiary, to execute a joinder to this Agreement in order to become a Subsidiary Borrower hereunder; provided, however, that if the Parent Borrower shall reasonably determine that causing such Material Domestic Subsidiary to become a Subsidiary Borrower hereunder is not practicable, the Parent Borrower shall cause such Material Domestic Subsidiary to duly execute and deliver to the Administrative Agent the Guaranty and take such other action pursuant to this Section 6.11 necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including a joinder hereto.

(d) In the event any Subsidiary Borrower or a Guarantor is released from its guarantee under the CF Facilities, it shall be released from its Obligations hereunder, in which case any pledge or security interest granted by it under the Collateral Documents shall also be released.

Notwithstanding anything to the contrary, the Lenders shall have received at least five (5) Business Days’ notice of any entity becoming a Subsidiary Borrower hereunder.

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties or facilities to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any response or other corrective action necessary to investigate, remove and clean up all Hazardous Materials at, on, under, or emanating from any of its properties and facilities, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document:

(a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property, provide the Administrative Agent with Mortgages or otherwise satisfy the applicable Collateral and Guarantee Requirement with respect to such owned real property within ninety (90) days (or such longer period as the Administrative Agent may agree in its sole discretion) of the acquisition of such real property together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii) Mortgage Policies in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request (it being understood that such policy or policies may include a so-called “pro tanto” endorsement effectively causing such policy or policies to be issued concurrently with the policy or policies issued to the CF Administrative Agent insuring its lien on the Mortgaged Properties pursuant to the CF Credit Agreement);

(iii) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(iv) such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

(c) Within 60 days of the Closing Date, the Administrative Agent shall have received, unless extended or waived in the Administrative Agent’s sole discretion):

(i) a survey with respect to the Mortgaged Properties mortgaged on the Closing Date in form and substance reasonably acceptable to the Administrative Agent and the title insurance company;

(ii) a title insurance bring down and endorsements to title insurance policy insuring such Mortgaged Property (1) eliminating the general or standard survey exception with respect to the property surveyed, (2) issuing the comprehensive, survey, address, access and other survey related endorsements and (3) otherwise amending such title insurance policy so that the requirements of the Collateral and Guarantee Requirements are satisfied;

(iii) an amendment to each Mortgage encumbering such Mortgaged Property delivered on the Closing Date amending the legal description therein, if necessary in the reasonable judgment of the Administrative Agent; and

(iv) a PZR report in lieu of a zoning endorsement with respect to such Mortgaged Properties.

(d) Within 30 days (unless extended or waived in the Administrative Agent’s sole discretion) of the later of (x) the Closing Date and (y) the underlying judgment becoming not subject to further appeal or review, cause to be satisfied and discharged all judgment liens listed on Schedule 7.01(b) to the Original Credit Agreement existing on Mortgaged Properties.

(e) Prior to December 31, 2007 (unless extended or waived in the Administrative Agent’s sole discretion), cause the delivery of all Pledged Securities (as defined in the Security

Agreement) constituting certificates or notes representing Equity Interests in, or Indebtedness owed by, Material Foreign Subsidiaries, to the extent required to be delivered hereby or by the Security Agreement on the Closing Date and not delivered on the Closing Date, along with related powers of transfer.

(f) Prior to January 31, 2008 (unless extended or waived in the Administrative Agent’s sole discretion), cause the delivery of share pledges in favor of the Administrative Agent for the benefit of the Secured Parties and related legal opinions reasonably satisfactory to the Administrative Agent (i) under applicable Australian or regional law with respect to 65% of the Equity Interests of Avaya Australia Pty. Ltd. and (ii) under applicable Canadian or provincial law with respect to 65% of the Equity Interests of Avaya Canada Corp.

(g) Prior to December 31, 2007 (unless extended or waived in the Administrative Agent’s sole discretion), use commercially reasonable efforts, excluding litigation or eviction of the tenant thereunder, to cause the applicable Loan Parties to use commercially reasonable efforts to deliver subordination, non-disturbance and attornment agreements in form and substance reasonably acceptable to the Administrative Agent with respect to that certain lease, dated as of August 1, 2002, between Avaya Inc. and Lucent Technologies Inc. relating to the Mortgaged Property located at 1200 West 120th Avenue, Westminster, Colorado.

Notwithstanding anything herein or in any other Loan Document to the contrary to the extent any representation or warranty herein or in any other Loan Document is incorrect or any covenant herein or in any other Loan Document is unsatisfied, in each case, solely due to the lack of taking the actions expressly described in clauses (c) through (g) above, such invalidity or noncompliance shall not be deemed a Default so long as clauses (c) through (g) above are satisfied or remain capable of being satisfied on the timeframes described therein.

SECTION 6.14. Designation of Subsidiaries. The board of directors of the Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Secured Leverage Ratio for the Test Period immediately preceding such designation calculated on a pro forma basis for such designation in accordance with Section 1.10 is less than or equal to 3.75 to 1.0 (and, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the CF Facilities, the Bridge Facility Agreement or any other Junior Financing or any other Indebtedness of any Loan Party. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the net book value of the Parent Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Loan Parties in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Loan Parties’ (as applicable) Investment in such Subsidiary.

SECTION 6.15. Cash Management Systems.

(a) Annexed hereto as Schedule 6.15(a) to the Original Credit Agreement is a schedule of all DDAs, that are maintained by the Borrowers, which Schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b) Within one-hundred twenty (120) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole reasonable discretion), each Borrower will use commercially reasonable efforts to enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Administrative Agent, with respect to the DDAs existing as of the Closing Date listed on Schedule 6.15(b) attached to the Original Credit Agreement (collectively, the “Blocked Accounts”). Each U.S. Loan Party hereby agrees that, once the Blocked Account Agreements are entered into, all cash received by such U.S. Loan Party in any DDA that is not a Blocked Account (other than amounts held in payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) will be promptly transferred into a Blocked Account. After entering into the Blocked Account Agreement, there shall be at all times thereafter at least one Blocked Account.

(c) Each Blocked Account Agreement entered into by a Borrower shall permit the Administrative Agent to instruct the depository, after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), to transfer on each Business Day of all available cash receipts to the concentration account maintained by the Administrative Agent at CUSA (the “Concentration Account”), from:

(i) the sale of Inventory and other Collateral (but excluding, until the CF Facility is repaid, any CF Priority Collateral);

(ii) all proceeds of collections of Accounts; and

(iii) each Blocked Account (including all cash deposited therein from each DDA).

If, at any time during the continuance of a Cash Dominion Event, any cash or Cash Equivalents owned by any U.S. Loan Party (other than (i) petty cash and minimum daily working capital accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $15.0 million (or such greater amounts to which the Administrative Agent may agree), and (ii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Administrative Agent may require the applicable U.S. Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Event, at the request of the Administrative Agent, the U.S. Loan Parties shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the ABL Priority Collateral which were deposited into a Blocked Account and swept to the Concentration Account.

(d) The U.S. Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to any payroll, trust, and tax withholding accounts or unless expressly waived by the Administrative Agent) consistent with and to the extent required by the provisions of this Section 6.15 and otherwise reasonably satisfactory to the Administrative Agent. The U.S. Loan Parties shall furnish the Administrative Agent with prior written notice of its intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Parent Borrower as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.

(e) The U.S. Loan Parties may also maintain one or more disbursement accounts to be used by the U.S. Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.

(f) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each U.S. Loan Party hereby acknowledges and agrees that (i) such U.S. Loan Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.15, during the continuation of a Cash Dominion Event, any U.S. Loan Party receives or otherwise has dominion and control of any such proceeds or collections related to ABL Priority Collateral, such proceeds and collections shall be held in trust by such U.S. Loan Party for the Administrative Agent, shall not be commingled with any of such U.S. Loan Party’s other funds or deposited in any account of such U.S. Loan Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such U.S. Loan Party may be instructed by the Administrative Agent.

(g) So long as no Cash Dominion Event has occurred and is continuing, the U.S. Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the U.S. Loan Parties.

(i) The Administrative Agent shall promptly (but in any event within one Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.

(j) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);

(ii) Funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);

(iii) If a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;

(iv) If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Borrowers shall indemnify the Secured Parties against all reasonable out-of-pocket claims and losses resulting from such dishonor or return;

(v) All amounts received under this Section 6.15 shall be applied in the manner set forth in Section 8.03.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Secured Cash Management Obligations) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, a backstop letter of credit is in place), the Parent Borrower shall not, nor shall the Parent Borrower permit any Restricted Subsidiary to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the Closing Date listed on Schedule 7.01(b) to the Original Credit Agreement;

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens arise in the ordinary course of business;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries and any title exceptions referred to in Schedule B to the applicable mortgage policies obtained in connection with the CF Facilities;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and proceeds and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries permitted pursuant to Section 7.03(n);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(o) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;

(n) Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted pursuant to Section 7.03(b), Section 7.03(g), Section 7.03(aa), Section 7.03(n), Section 7.03(u) or the first paragraph of Section 7.03;

(o) Liens in favor of a Loan Party securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (aa);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v) (i) Liens on the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) or (aa) in connection with such Permitted Acquisition and (ii) Liens on the assets of such Restricted Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 7.03(g) or (aa) in connection with such Permitted Acquisition;

(w) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Subsidiaries are located;

(x) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(z) Liens securing Indebtedness and other obligations under the CF Credit Agreement and CF Facility Documentation (or any Permitted Refinancing in respect thereof); provided such Liens are subject to the Intercreditor Agreement (or, in the case of any Permitted Refinancing thereof, another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement);

(aa) [Reserved];

(bb) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i), (p), (v) or (ff) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and otherwise permitted to be secured under this Section 7.01, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(ee) other Liens securing Indebtedness (including Junior Secured Debt) or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $200,000,000 and 1.60% of Total Assets, in each case determined as of the date of incurrence;

(ff) other Liens securing Indebtedness constituting Junior Secured Debt or other obligations; provided that the Secured Leverage Ratio for the Test Period immediately preceding such incurrence calculated on a pro forma basis for such incurrence in accordance with Section 1.10 is less than or equal to 4.50 to 1.0;

(gg) Liens securing Indebtedness permitted by Section 7.03(cc) and other obligations of the Loan Parties in respect thereof; provided that such Liens are subject to the Intercreditor Agreement; and

(hh) Liens securing Indebtedness permitted by Section 7.03(dd) and other obligations of the Loan Parties in respect thereof; provided that such Liens are subject to the Intercreditor Agreement.

Notwithstanding the foregoing, the Parent Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any ABL Priority Collateral other than (i) Liens securing the Obligations, (ii) Liens otherwise permitted by Sections 7.01 (a), (c), (d), (e), (f), (h), (j), (k), (l), (m), (p), (q), (s), (t), (u), (x), (z), (cc), (dd) (in the case of Liens permitted under Section 7.01(dd), solely to the extent they relate to Liens permitted under Sections 7.01(b) and (p)), (gg) and (hh) and (iii) additional Liens permitted hereunder pursuant to any other clause of Section 7.01 attaching to Collateral having an aggregate fair value not to exceed $10.0 million at any time outstanding.

SECTION 7.02. Investments. Make any Investments, except:

(a) Investments by the Parent Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Parent Borrower or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Parent Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Parent Borrower in cash) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $10,000,000;

(c) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any U.S. Loan Party in any other U.S. Loan Party, (ii) by any Restricted Subsidiary that is not a U.S. Loan Party in any other Restricted Subsidiary, (iii) by any Restricted Subsidiary in any U.S. Loan Party (iv) by any U.S. Loan Party in any Restricted Subsidiary that is not a U.S. Loan Party; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders and (B) any such Investments shall only be permitted if the Payment Conditions are satisfied and (v) by the U.S. Loan Parties or any Restricted Subsidiary in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness or Equity Interests or a combination thereof of such Foreign Subsidiary or another Foreign Subsidiary so long as such exchange does not adversely affect the Collateral;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments, redemptions, purchases, defeasances or other satisfactions of Indebtedness permitted under Sections 7.01, 7.03 (other than Sections 7.03(d)), 7.04, 7.05 (other than 7.05(d)), 7.06 and 7.12, respectively;

(g) Investments (i) existing on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date or (ii) contemplated on the Closing Date and, in case of each of clauses (i) and (ii), set forth on Schedule 7.02(g) to the Original Credit Agreement and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly-owned Subsidiary of the Parent Borrower (including as a result of a merger, amalgamation or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):

(A) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be U.S. Loan Parties and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);

(B) to the extent such Investments are made in Persons that do not become Loan Parties, the Payment Conditions shall have been satisfied;

(C) the acquired property, assets, business or Person is in a business permitted under Section 7.07;

(D) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and

(E) the Secured Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition calculated on a pro forma basis for such purchase or other acquisition in accordance with Section 1.10 is either (1) less than or equal to 4.5 to 1.0 or (2) less than or equal to the Secured Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition (calculated without giving effect to such purchase or other acquisition), in each case, satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Parent Borrower demonstrating such satisfaction calculated in reasonable detail; and

(F) the Parent Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) the Transactions;

(l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f), (g) or (l) so long as such amounts are counted as Restricted Payments for purposes of such clauses;

(o) so long as the Payment Conditions have been satisfied, other Investments;

(p) other Investments not to exceed $25.0 million at any one time outstanding;

(q) advances of payroll payments to employees in the ordinary course of business;

(r) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Parent Borrower (or by any direct or indirect parent thereof);

(s) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated with or into the Parent Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(t) Guarantees by the Parent Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) (i) the transfer on or before the 180th day after the Closing Date by Avaya Inc. to one or more Restricted Subsidiaries of any or all Equity Interests in Avaya Luxembourg S.a.r.l. and Avaya Finance GmbH & Co. KG and (ii) any investments in, or asset sales or dispositions to, any Non-Loan Party that is a Restricted Subsidiary by any Loan Party consummated on or before the 180th day after the Closing Date, the net effect of such investments, asset sales or dispositions described in this clause (ii) does not result in (when combined with asset sales and dispositions made pursuant to Section 7.05(q)(ii)) more than $50 million in assets or property of the Loan Parties being transferred to Non-Loan Parties, in each case (i) and (ii), in order to effect a corporate restructuring to improve the efficiency of repatriation of foreign cash flows;

(v) [Reserved];

(w) [Reserved];

(x) [Reserved];

(y) for the avoidance of doubt to avoid double counting, Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (d)(iv), (j)(B), (o) or (p) of this Section 7.02.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, provided that the Parent Borrower may incur Indebtedness and any Restricted Subsidiary may incur Indebtedness if (x) immediately before and after such incurrence, no Default shall have occurred and be continuing and (y) the Total Leverage Ratio for the Test Period immediately preceding such incurrence calculated on a pro forma basis for such incurrence in accordance with Section 1.10 would be less than or equal to 7.0 to 1.0. The limitations set forth in the immediately preceding sentence shall not apply to any of the following items:

(a) Indebtedness of the Parent Borrower and the Restricted Subsidiaries under the Loan Documents;

(b) (i) Indebtedness existing on the Closing Date and set forth on Schedule 7.03(b) to the Original Credit Agreement and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and, within 60 days of the Closing Date (unless extended or waived in the Administrative Agent’s sole discretion), subordinated pursuant to an intercompany note reasonably satisfactory to the Administrative Agent;

(c) Guarantees by the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also either provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty or become a Subsidiary Borrower hereunder and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries owing to the Parent Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated pursuant to an intercompany note reasonably satisfactory to the Administrative Agent; provided however that the foregoing subordination requirement shall not be required until 60 days after the Closing Date (subject to extension or waiver in the sole discretion of the Administrative Agent);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions, and (iii) Indebtedness arising under Capitalized Leases other than those in effect on the Closing Date or entered into pursuant to subclauses (i) and (ii) of this clause (e) and, in the case of clauses (i), (ii) and (iii), any Permitted Refinancing thereof;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes and Guarantees thereof;

(g) Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) and any Permitted Refinancing of any of the foregoing and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed $175,000,000, determined at the time of incurrence;

(h) [Reserved];

(i) Indebtedness representing deferred compensation to employees of the Parent Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests of the Parent Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Parent Borrower and its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, any Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $400,000,000 and 3.33% of Total Assets, in each case determined at the time of incurrence;

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party not to exceed $200,000,000 at any time outstanding;

(s) Indebtedness in an aggregate principal amount not to exceed $5,000,000,000 at any time outstanding under the CF Facilities and any Permitted Refinancing thereof;

(t) Indebtedness in respect of the Bridge Facility Debt (including any guarantees thereof) and any Permitted Refinancing thereof;

(u) so long as the Payment Conditions have been satisfied, unsecured or contractually subordinated Indebtedness of a U.S. Loan Party;

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above and (w) through (bb) below;

(w) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(x) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(y) Indebtedness in respect of (i) Permitted Subordinated Notes to the extent the Net Cash Proceeds (as defined in the CF Credit Agreement) therefrom are immediately after the receipt thereof, offered to prepay indebtedness of the Parent Borrower to the extent required by the CF Credit Agreement and (ii) any Permitted Refinancing of the foregoing;

(z) Indebtedness in respect of (i) Permitted Subordinated Notes or unsecured Indebtedness to the extent incurred to finance a Permitted Acquisition permitted by Section 7.02 and (ii) any Permitted Refinancing of the foregoing;

(aa) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition;

(bb) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(cc) (A) Indebtedness of the Loan Parties in respect of one or more series of secured notes that are secured by a Lien on the Collateral ranking junior to the Lien securing the Obligations pursuant to the Intercreditor Agreement and that are issued in lieu of Revolving Commitment Increases pursuant to an indenture or a note purchase agreement or otherwise (the “Incremental Replacement Secured Notes”) solely to the extent such Incremental Replacement Secured Notes are issued in connection with any Permitted Refinancing of any senior unsecured Indebtedness; provided, that (i) such Incremental Replacement Secured Notes are not scheduled to mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the Maturity Date of the Revolving Credit Facility then in effect, (ii) the aggregate principal amount of all Incremental Replacement Secured Notes issued pursuant to this Section 7.03(cc) shall not exceed (x) $100,000,000 plus (y) the amount by which unused Commitments have been previously reduced pursuant to Section 2.06(a) less (z) the amount of all Revolving Commitment Increases effected at or prior to the time of issuance of such Incremental Replacement Secured Notes, (iii) such Incremental Replacement Secured Notes shall not be subject to any Guarantee by any Person other than a Loan Party, (iv) the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrowers or any Restricted Subsidiary other than any asset constituting Collateral, (v) the conditions set forth in Sections 4.02(a) and (b) shall be satisfied and the Parent Borrower shall have delivered a certificate of a Responsible Officer to that effect to the Administrative Agent, and (vi) the security agreements relating to such Incremental Replacement Secured Notes shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent to the extent necessary to reflect the status of the Incremental Replacement Secured Notes as notes and the junior priority thereof), and (B) any Permitted Refinancing thereof. Incremental Replacement Secured Notes will include any Registered Equivalent Notes issued in exchange therefor; and

(dd) (A) Junior Secured Debt in an aggregate principal amount not to exceed $750,000,000 solely to the extent such Junior Secured Debt is incurred or issued in connection with any Permitted Refinancing of any senior unsecured Indebtedness; provided, that (i) such Junior Secured Debt is not scheduled to mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the Maturity Date of the Revolving Credit Facility then in effect, (ii) such Junior Secured Debt shall not be subject to any Guarantee by any Person other than a Loan Party, and (iii) the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrowers or any Restricted Subsidiary other than any asset constituting Collateral, and (B) and any Permitted Refinancing in respect thereof.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Borrower or a Guarantor. In addition, notwithstanding the foregoing, Restricted Subsidiaries that are Non-Loan Parties may not incur Indebtedness pursuant to the first paragraph of this Section and clauses (n) and (r) of this Section in an aggregate combined principal amount at any time outstanding in excess of $500,000,000 in each case determined at the time of incurrence.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction); provided that (x) the Parent Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Parent Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Parent Borrower, Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Parent Borrower and, after giving effect to such merger or consolidation, the direct parent of the Parent Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and, for the avoidance of doubt, the Equity Interests of the Parent Borrower shall be pledged as Collateral;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Parent Borrower that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment or giving rise to the incurrence of Indebtedness, such Investment must be a permitted Investment in or such Indebtedness must be Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Parent Borrower may merge with any other Person; provided that (i) the Parent Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be the Parent Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11; and (B) in the case of subclause (ii) only, if (1) the merger or consolidation involves a U.S. Loan Party and such U.S. Loan Party is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such U.S. Loan Party under this Agreement and the other Loan Documents to which the U.S. Loan Party is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (2) the Secured Leverage Ratio for the Test Period immediately preceding such merger or consolidation calculated on a pro forma basis for such merger or consolidation in accordance with Section 1.10 is less than or equal to 4.5 to 1.0;

(f) the Merger may be consummated; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Parent Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.02, 7.04, 7.06 and 7.12 and Liens permitted by Section 7.01;

(f) Dispositions of property (i) owned on the Closing Date pursuant to sale-leaseback transactions; provided that all Net Cash Proceeds (as defined in the CF Credit Agreement) thereof shall be applied to prepay Term Loans (as defined in the CF Credit Agreement) in accordance with the CF Credit Agreement and may not be reinvested in the business of the Parent Borrower or a Restricted Subsidiary and (ii) acquired after the Closing Date pursuant to sale-leaseback transactions;

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to casualty events;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000, the Parent Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l) and (s) and clauses (i) and (ii) of Section 7.01(t)); provided, however, that for the purposes of this clause (ii),

(A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $100,000,000 and 1.00% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; and (iii) to the extent the aggregate amount of Net Cash Proceeds (as defined in the CF Credit Agreement) received by the Parent Borrower or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(j) exceeds $1,000,000,000, all Net Cash Proceeds (as defined in the CF Credit Agreement) in excess of such amount shall be applied to prepay Term Loans (as defined in the CF Credit Agreement) in accordance with the CF Credit Agreement and may not be reinvested in the business of the Parent Borrower or a Restricted Subsidiary;

(k) Dispositions listed on Schedule 7.05(k) to the Original Credit Agreement (“Scheduled Dispositions”);

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(o) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Parent Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07;

(p) the unwinding of any Swap Contract; and

(q) (i) the transfer on or before the 180th day after the Closing Date by Avaya Inc. to one or more Restricted Subsidiaries of any or all Equity Interests in Avaya Luxembourg S.a.r.l. and Avaya Finance GmbH & Co. KG and (ii) or asset sales or dispositions to, any Non-Loan Party that is a Restricted Subsidiary by any Loan Party consummated on or before the 180th day after the Closing Date, the net effect of such asset sales or dispositions described in this clause (ii) does not result in (when combined with Investments made pursuant to Section 7.02(u)(ii)) more than $50 million in assets or property of the Loan Parties being transferred to Non-Loan Parties, in each case (i) and (ii), in order to effect a corporate restructuring to improve the efficiency of repatriation of foreign cash flows provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), Section 7.05(i), Section 7.05(k), Section 7.05(l), Section 7.05(m), Section 7.05(p) and Section 7.05(q) and except for Dispositions from the Parent Borrower or a Restricted Subsidiary that is a Loan Party to the Parent Borrower or a Restricted Subsidiary that is a Loan Party), shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Parent Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Parent Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) (i) the Parent Borrower may redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby or (ii) the Parent Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) Restricted Payments made on the Closing Date to consummate the Transactions;

(d) to the extent constituting Restricted Payments, the Parent Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, 7.04 (other than a merger or consolidation of Holdings and the Parent Borrower) or 7.08 (other than Section 7.08(a) or (j));

(e) repurchases of Equity Interests in Holdings, the Parent Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Parent Borrower may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Borrower (or of any such direct or indirect parent of the Parent Borrower) by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) or any of its Subsidiaries (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Parent Borrower (or of any direct or indirect parent of the Parent Borrower) in connection with any such repurchase, retirement or other acquisition or retirement);

(g) the Parent Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Parent Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the lesser of (A) the taxes that would have been payable by the Parent Borrower and/or its Subsidiaries as a stand-alone group and (B) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Parent Borrower and/or the Parent Borrower’s Subsidiaries as a stand-alone group), reduced by any such payments paid or to be paid directly by the Parent Borrower or its Subsidiaries;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs and expenses incurred in the ordinary course of business and other overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Parent Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) legal existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Parent Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or a Restricted Subsidiary (or Loan Party if the Investment would have been required to be made in a Loan Party under Section 7.02) or (2) the merger or amalgamation (to the extent not prohibited by Section 7.04) of the Person formed or acquired into the Parent Borrower or a Restricted Subsidiary (or Loan Party if the Investment would have been required to be made in a Loan Party under Section 7.02) in order to consummate such Permitted Acquisition, in each case, in accordance with the applicable requirements of Section 6.11;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any equity or debt offering not prohibited by this Agreement (whether or not successful) and directly attributable to the operation of the Parent Borrower and its Restricted Subsidiaries; and

(vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries, only to the extent such amounts are deducted, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in calculating Consolidated EBITDA for any period;

(h) the Parent Borrower or any of its Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(j) the declaration and payment of dividends on the Parent Borrower’s common stock following the first public offering of the Parent Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Parent Borrower in or from any such public offering, other than public offerings with respect to the Parent Borrower’s common stock registered on Form S-4 or Form S-8;

(k) payments made or expected to be made by the Parent Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) in addition to the foregoing Restricted Payments and so long as the Payment Conditions have been satisfied, the Parent Borrower may make additional Restricted Payments; and

(m) other Restricted Payments not to exceed $5.0 million.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto or constituting a reasonable extension thereof.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than:

(a) transactions between or among the Parent Borrower or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(b) transactions on terms substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would reasonably be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c) the Transactions and the payment of fees and expenses related to the Transactions,

(d) the issuance of Equity Interests to any officer, director, employee or consultant of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent of the Parent Borrower in connection with the Transactions,

(e) the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year) and any Sponsor Termination Fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Closing Date or pursuant to any amendment thereto so long as such amendment is not disadvantageous in the good faith judgment of the board of directors of the Parent Borrower to the Lenders when taken as a whole, as compared to the Sponsor Management Agreement in effect on the Closing Date,

(f) Investments permitted under Section 7.02,

(g) employment and severance arrangements between the Parent Borrower or any of its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries,

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08 to the Original Credit Agreement, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the board of directors of the Parent Borrower),

(j) Restricted Payments permitted under Section 7.06 and prepayments, redemptions, purchases, defeasances and satisfactions of Indebtedness permitted under Section 7.12,

(k) [Reserved];

(l) transactions in which the Parent Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,

(m) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Parent Borrower, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party,

(n) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of the Parent Borrower, any of its Subsidiaries or any direct or indirect parent thereof,

(o) investments by the Sponsors or Co-Investors in securities of the Parent Borrower or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities, and

(p) payments to or from, and transactions with, any joint venture in the ordinary course of business.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party (other than Holdings) or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Credit Facility and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (A) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 to the Original Credit Agreement and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14,

(iii) [Reserved],

(iv) (a) with respect to clause (b) only, arise in connection with any Lien permitted by Section 7.01(a), (l), (s), (t)(i), (t)(ii) or (u) and relate to the property subject to such Lien or (b) arise in connection with any Disposition permitted by Section 7.05,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof,

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to the first paragraph of Section 7.03 (with respect to non-Loan Parties), Section 7.03(e), 7.03(g), 7.03(n) (with respect to non-Loan Parties), 7.03(r) or 7.03(aa) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) or 7.03(aa) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) are customary restrictions contained in the CF Credit Agreement, the CF Facility Documentation, the Bridge Facility Agreement and any documentation governing any Incremental Replacement Secured Notes or any Junior Secured Debt, and any documentation governing any Permitted Refinancing of any of the foregoing,

(xiii) arise in connection with cash or other deposits permitted under Section 7.01, and

(xiv) are restrictions in any one or more agreements governing Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted to be incurred by Section 7.03.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to the Original Credit Agreement.

SECTION 7.11. Accounting Changes. Make any change in fiscal year except to, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12. Prepayments, Etc. of Indebtedness.

(a) (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Permitted Subordinated Notes or any other Indebtedness that is subordinated to the Obligations expressly by its terms (other than Indebtedness among the Parent Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”), except (A) the refinancing thereof with the Net Cash Proceeds (as defined in the CF Credit Agreement) of any Permitted Refinancing, (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any of its direct or indirect parents, (C) the prepayment of Indebtedness of the Parent Borrower or any Restricted Subsidiary owed to Holdings, the Parent Borrower or a Restricted Subsidiary or the prepayment of any Permitted Subordinated Notes issued by the Parent Borrower or any Restricted Subsidiary to Holdings, the Parent Borrower or any Restricted Subsidiary or the prepayment of any Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, (D) so long as the Payment Conditions have been satisfied, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity and (E) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity that do not exceed in the aggregate at any time outstanding $5.0 million; or (ii) make any payment in violation of any subordination terms of any Junior Financing Documentation.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (not to be unreasonably withheld or delayed).

SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries. Permit any Domestic Subsidiary that is a wholly-owned Restricted Subsidiary to become a non-wholly-owned Subsidiary, except (i) to the extent such Restricted Subsidiary continues to be a U.S. Loan Party, (ii) in connection with a Disposition of all or substantially all of the assets or all or a portion of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05, (iii) as a result of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14 or (iv) as a result of an Investment in any Person permitted under Section 7.02.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrowers fail to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Parent Borrower) or Article VII; or

(c) Other Defaults. (i) Any Borrower fails to perform or observe any covenant or agreement contained in Section 6.15 (other than any such failure resulting solely from actions taken by one or more Persons not controlled directly or indirectly by the Parent Borrower or such Person’s (or Persons’) failure to act in accordance with the instructions of the Parent Borrower or the Administrative Agent) and such failure continues unremedied for a period of at least 15 Business Days after a Responsible Officer has obtained knowledge of such default or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Parent Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than any such Indebtedness in respect of the CF Facilities), or any other event occurs (other than with respect to any such Indebtedness in respect of the CF Facilities and other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 or (C) fails to observe or perform any other agreement or condition relating to any Indebtedness in respect of the CF Facilities, or any other event occurs with respect to the CF Facilities, and the holder or holders of such Indebtedness (or the CF Administrative Agent on behalf of such holder or holders) cause such Indebtedness to become due (automatically or otherwise) prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Holdings, the Parent Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Specified Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Holdings, the Parent Borrower or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) Holdings, the Parent Borrower or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a funded Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (ii) any of the Equity Interests of the Parent Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement, the CF Facility Documentation or any nonconsensual Liens permitted by Section 7.01; or

(k) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l) Change of Control. There occurs any Change of Control.

SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:

(a) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Debtor Relief Laws of the United States, the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03. Application of Funds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such (other than in connection with Secured Cash Management Obligations);

Second, to the repayment of all Protective Advances;

Third, to payment of that portion of the Obligations (other than Secured Cash Management Obligations) constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of unpaid principal of the Loans and L/C Borrowings and all other Obligations (including Secured Cash Management Obligations) of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01. Appointment and Authorization of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable

Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article (other than Sections 9.10 and 9.12) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any such provisions.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender and its Affiliates for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact (including for the purpose of any Borrowing or payment in Alternative Currencies) as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each such sub-agent and the Affiliates of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX and Sections 10.04 and 10.05 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent-Related Person shall have any duties or obligations to any Lender or participant except those expressly set forth herein and in the other Loan Documents, and without limiting the generality of the foregoing, the Agent-Related Persons:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Person shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates.

No Agent-Related Person be liable (i) to any participant or Secured Party or their Affiliates for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or such Person shall believe in good faith shall be necessary under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

SECTION 9.04. Reliance by the Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 or Section 4.04, each Lender that has signed the Original Credit Agreement or the Amendment Agreement, as applicable, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date specifying its objection thereto.

SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and Holdings. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08. Withholding Tax. To the extent required by any applicable law, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrowers and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Agent as taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

SECTION 9.09. Agents in Their Individual Capacities.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.

(b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.09 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Parent Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 9.10. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ prior notice to the Lenders and the Parent Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Parent Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Parent Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Parent Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.10). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Any resignation by the Administrative Agent as Administrative Agent pursuant to this Section shall also constitute its resignation as a Swing Line Lender the L/C Issuer’s Resignation as L/C Issuer and its resignation as a Euro Fronting Revolving Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender and a

Euro Fronting Revolving Lender, (ii) the retiring L/C Issuer, Swing Line Lender and Euro Fronting Revolving Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Citibank, N.A., if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 9.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.12. Collateral, Subsidiary Borrowers and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) Cash Management Obligations not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit is in place), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Subsidiary Borrower, upon release of such or Subsidiary Borrower from its Obligations hereunder, pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) that any Subsidiary Borrower shall be automatically released from its Obligations hereunder or that any Guarantor shall be automatically released from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Subsidiary Borrower continues to be a guarantor in respect of the Bridge Facility Debt or any Junior Financing; and

(d) if any Subsidiary Borrower or Guarantor that is a Subsidiary shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer) and the Parent Borrower notifies the Administrative Agent in writing that it wishes such Subsidiary Borrower or Guarantor to be released from its Obligations hereunder or its obligations under the Guaranty, as applicable, (i) such Subsidiary shall be automatically released from its Obligations hereunder or its obligations under its Guaranty, as applicable and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary shall be automatically released; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the Bridge Facility Debt or any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Borrower from its Obligations hereunder or any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Loan Party from its obligations under any of the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

SECTION 9.13. Other Agents; Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint bookrunner,” “joint lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.14. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the applicable Borrower or Holdings, as the case may be, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.15. Intercreditor Agreement. The Administrative Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the CF Priority Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the CF Secured Parties (as such term is defined in the Intercreditor Agreement) to extend credit to the Parent Borrower and such CF Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SECTION 9.16. Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent on the first day of each month with a summary of all Secured Cash Management Obligations due or to be due to such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Parent Borrower hereunder and all field examinations, audits and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.08 (other than clause (e) thereof); and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; provided that no Lender shall be liable for the payment to the Administrative Agent or any other Lender preparing a Report for any portion of losses arising from such claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney costs) to the extent resulting from the Administrative Agent’s or such other Lender’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Intercreditor Agreement), and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower or Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that none of (i) a waiver of any condition precedent set forth in Section 4.02, (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments and (iii) the making of any Protective Advance in accordance herewith in each case shall constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 or fee under Section 2.03 or 2.09(a) without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest or premium specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Secured Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 (except clause (j) below which may be changed with the consent of each of the Initial Lenders), the definition of “Required Lenders” or “Pro Rata Share”, 2.06(c) relating to pro rata sharing, 2.13 or 8.03 without the written consent of each Lender affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04, release all or substantially all of the aggregate value of the Obligations of the Subsidiary Borrowers and the Guaranty, without the written consent of each Lender;

(g) change the currency in which any Loan is denominated or interest or fees thereon is paid without the written consent of the Lender holding such Loans;

(h) amend the definition of “Interest Period” to allow intervals in excess of six months or shorter than one month without the agreement of each affected Lender without the written consent of each Lender affected thereby;

(i) increase the advance rates provided for in the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit (x) the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of the Supermajority Lenders or (y) the ability of the Initial Lenders to change the provisions of the Loan Documents to include in the Borrowing Base certain Accounts originated by Canadian and German Subsidiaries of the Parent Borrower in accordance with clause (j); or

(j) amend provisions of the Loan Documents to include certain Canadian, Irish and/ or German Subsidiaries of the Parent Borrower as Loan Parties hereunder and thereunder, to include certain Accounts originated by Canadian and German Subsidiaries in the Borrowing Base (subject to customary eligibility criteria and reserves to be agreed) and to enter into such other agreements as shall be necessary or appropriate to give effect to the foregoing without the written consent of each of the Initial Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

No amendment or waiver of any provision of the Intercreditor Agreement shall be effective unless consented to in writing by the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Parent Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent Borrower, any other Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 to the Original Credit Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered and (E) if delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 10.02(e) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Platform; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II or Article IX shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication (i.e., TIF or PDF or other similar communication). The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct of such Person, as determined by the final non-appealable judgment of a court of competent jurisdiction. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Parent Borrower. Nothing in this clause (d) shall prejudice the right of the Administrative Agent or any Parent Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Parent Borrower effect delivery in such manner.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs and Expenses. The Borrowers agree (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, the Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, any joinder or supplement hereto or thereto and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and one local and foreign counsel in each relevant jurisdiction, and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including Attorney Costs but limited to those of one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Parent Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless the Administrative Agent, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Arrangers and one counsel to the other

Lenders (and one local counsel in each applicable jurisdiction for each such group and, in the event of any actual conflict of interest, one additional counsel to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrowers shall not be obligated for any costs or expenses based on the fees charged by third parties retained by the Administrative Agent in connection with more than two appraisals and field examinations per calendar year; provided, further, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction, of such Indemnitee or of any affiliate, director, officer, member, employee, agent, trustee or advisor of such Indemnitee or (y) a breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, employee, agent, trustee or advisor of such Indemnitee as determined by the final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within 10 Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) and 10.07(i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans (and Euro Participations in the case of a Participating Euro Lender) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Parent Borrower shall have the right to withhold its consent if the Parent Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Agency) of:

(A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or, solely with respect to the Parent Borrower, Section 8.01(f) has occurred and is continuing, any Assignee;

(B) the Administrative Agent;

(C) each Principal L/C Issuer at the time of such assignment, provided that no consent of any Principal L/C Issuer shall be required for an assignment to an Agent or any Affiliate thereof; and

(D) the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or such other date on which such Assignment and Assumption is effective) shall not be less than and shall be an integral multiple of a Dollar Amount of $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8.01(a) or, solely with respect to the Parent Borrower, Section 8.01(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the Assignee shall comply with Section 3.01(b) and (c) or Section 3.01(d), as applicable.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Revolving Credit Note, the Borrowers (at their expense) shall execute and deliver a Revolving Credit Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans (and Euro Participations in the case of a Participating Euro Lender)) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless, in the case of Section 3.01, the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 3.01, 3.04 or 3.05), except, in the case of Section 3.01, the increase or change results from a Change in Law after the SPC becomes a SPC and the grant was made with the Borrowers’ prior written consent (not to be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Revolving Credit Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Revolving Credit Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ prior notice to the Parent Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Parent Borrower, a successor L/C Issuer or the Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, and to not use or disclose such Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective managers, administrators, directors, officers, employees, trustees, investment advisors, partners, advisors, agents and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (c) to any other party to this Agreement or the Intercreditor Agreement; (d) subject to an agreement to be bound by provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Parent Borrower), to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Parent Borrower and its obligations, this Agreement or payments hereunder, any rating agency, or the CUSIP Service Bureau or any similar organization; (e) with the written consent of the Parent Borrower; (f) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective affiliates on a nonconfidential basis from a source other than a Loan Party who is not known to such Person to be in breach of any obligation of confidentiality; (g) to any Governmental Authority, examiner, self-regulatory authority or other regulatory authority (including the National Association of Insurance Commissioners or any other similar organization) regulating or purporting to regulate any Lender; or (h) in connection with the administration of this Agreement or any other Loan Documents or the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or its Subsidiaries or any Loan Party's or its Subsidiaries’ directors, officers, employees, trustees, investment advisors or agents, including accountants, legal counsel and other advisors, relating to Holdings, the Borrowers or any of their subsidiaries or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.09. Treatment of Information.

(a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.

Neither the Administrative Agent nor any of its Affiliates shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Affiliates be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Affiliates (i) shall have, and the Administrative Agent, on behalf of itself and each of its Affiliates, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Affiliates arising out of or relating to the Administrative Agent or any of its Affiliates providing or not providing Restricting Information to any Lender.

(b) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(c) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(d) The provisions of the foregoing clauses of this Section 10.09 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Affiliates warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Affiliates warrant or make any other statement to the effect that an Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

SECTION 10.10. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Parent Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing to, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Restricted Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of Holdings. Each Lender and L/C Issuer agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

SECTION 10.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

SECTION 10.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Secured Cash Management Obligations and other Obligations that are not accrued and payable) hereunder shall remain unpaid or unsatisfied or any Letter of Credit (other than any Letter of Credit that has been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit is in place) shall remain outstanding.

SECTION 10.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and the intent of such illegal, invalid or unenforceable provision shall be followed as closely as legally possible. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS AND THE APPELLATE COURTS THEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELEPHONE, FACSIMILE OR ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO

THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or agreements governing Secured Cash Management Obligations (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.21. USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Revolving Credit Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and its Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising any Borrowers or any of their Affiliates on other matters) and none of the Agents, Arrangers or the Lenders has any obligation to the Parent Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party party hereto hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.23. No Personal Liability. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Borrowers, Holdings or any Loan Party or any of their direct or indirect parent companies (other than the Borrowers, Holdings and any other Loan Party) shall have any liability for any obligations of the Borrowers or Holdings under the Loans, the Letters of Credit, the Guaranty, the Revolving Credit Facility, this Agreement or any other Loan Document or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Lender hereby waives and releases all such liability.

SECTION 10.24. Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other Credit Extensions hereunder or the amount of such Loans and Credit Extensions received or the manner in which such Agent and/or such Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower’s Obligations with respect to Loans and other Credit Extensions made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of Credit Extensions to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the release of any other Borrower pursuant to Section 9.12 or the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 10.23 shall apply to any Person released from its Obligations as a Subsidiary Borrower in accordance with Section 9.12.

SECTION 10.25. Contribution and Indemnification Among the U.S. Loan Parties. Each Borrower and each Subsidiary Guarantor, if any, is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower or any Subsidiary Guarantor shall, under this Agreement as a joint and several obligor, sell any of its assets to satisfy or otherwise repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower or Subsidiary Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers and Subsidiary Guarantors, if any, in an amount, for each of such other Borrowers and Subsidiary Guarantors, if any, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s (or Subsidiary Guarantor’s, as applicable) Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers and Subsidiary Guarantors. As of any date of determination, the “Allocable Amount” of each Borrower and each Subsidiary Guarantors, if any, shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower or Subsidiary Guarantor hereunder without (a) rendering such Borrower or Subsidiary Guarantor “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower or Subsidiary Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower or Subsidiary Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

SECTION 10.26. Agency of the Parent Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Borrowing Base Certificates and Committed Loan Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 10.25; provided that nothing in this Section 10.25 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including, without limitation, a Committed Loan Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

SECTION 10.27. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Parent Borrower or any Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 10.28. Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.

(c) Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any L/C Issuer: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any L/C Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any L/C Issuer under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder;

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Issuer Documents; (ii) release all or any one or more parties to any one or more of the Issuer Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Issuer Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations;

(e) Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower agrees that neither the Agents, any Lender, nor any L/C Issuer has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

ARTICLE XI

Euro Participations

SECTION 11.01. Euro Participations. Notwithstanding anything to the contrary contained herein, all Euro Loans shall be made solely by the Lenders (including Euro Fronting Revolving Lenders) who are not Participating Euro Lenders (as defined below). Each Lender acceptable to the Administrative Agent that does not have Euro Funding Capacity (a “Participating Euro Lender”) shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from the Euro Fronting Revolving Lenders, and the Euro Fronting Revolving Lenders (on a pro rata basis among them) shall sell and be deemed to sell to each such Participating Euro Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a “Euro Participation”) in each Revolving Credit Loan which is a Euro Loan funded by the Euro Fronting Revolving Lenders in an aggregate amount equal to such Participating Euro Lender’s Pro Rata Share of the Borrowing that includes such Revolving Credit Loan. Such purchase and sale of a Euro Participation shall be deemed to occur automatically upon the making of a Euro Loan by Euro Fronting Revolving Lenders, without any further notice to any Participating Euro Lender. The aggregate purchase price payable by each Participating Euro Lender to Euro Fronting Revolving Lenders for each Euro Participation purchased by it from Euro Fronting Revolving Lenders shall be equal to 100% of the principal amount of such Euro Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Revolving Credit Loan and (ii) such Participating Euro Lender’s Pro Rata Share), and such purchase price shall be payable by each Participating Euro Lender to Euro Fronting Revolving Lenders in accordance with the settlement procedure set forth in Section 11.02 below and shall be allocated among the Euro Fronting Revolving Lenders on a pro rata basis among them. Euro Fronting Revolving Lenders and the Administrative Agent shall record on their books the amount of the Revolving Credit Loans made by each Euro Fronting Revolving Lender and each Participating Euro Lender’s Euro Participation and Funded Euro Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Euro Lender pursuant to this Section 11.01.

SECTION 11.02. Settlement Procedure for Euro Participations. Each Participating Euro Lender’s Euro Participation in the Euro Loans shall be in an amount equal to its Pro Rata Share of all such Euro Loans. However, in order to facilitate the administration of the Euro Loans made by Euro Fronting Revolving Lenders and the Euro Participations, settlement among Euro Fronting Revolving Lenders and the Participating Euro Lenders with regard to the Participating Euro Lenders’ Euro Participations shall take place in accordance with the following provisions:

(a) Euro Fronting Revolving Lenders and the Participating Euro Lenders shall settle (a “Euro Participation Settlement”) by payments in respect of the Euro Participations as follows: so long as any Euro Loans are outstanding, Euro Participation Settlements shall be effected upon the request of any Euro Fronting Revolving Lender through the Administrative Agent on such Business Days as requested by a Euro Fronting Revolving Lender and as the Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Euro Lender requesting such Euro Participation Settlement (each such date on which a Euro Participation Settlement occurs herein called a “Euro Participation Settlement Date”), such notice to be delivered no later than 1:00 p.m. (London, England time) at least one Business Day prior to the requested Euro Participation Settlement Date; provided that a Euro Fronting Revolving Lender shall have the option but not the obligation to request a Euro Participation Settlement Date and, in any event, shall not request a Euro Participation Settlement Date prior to the occurrence of an Event of Default unless the Administrative Agent determines it to be appropriate to better integrate assignees with Euro Funding Capacity into the Facility; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Article VIII (or a rescission has occurred) and (z) the Administrative Agent has actual knowledge of such cure or waiver, all prior to the Administrative Agent’s giving notice to the Participating Euro Lenders of the first Euro Participation Settlement Date under this Agreement, then the Administrative Agent shall not give notice to the Participating Euro Lenders of a Euro Participation Settlement Date based upon such cured or waived Event of Default. If on any Euro Participation Settlement Date the total principal amount of the Euro Loans made or deemed made by Euro Fronting Revolving Lenders during the period ending on (but excluding) such Euro Participation Settlement Date and commencing on (and including) the immediately preceding Euro Participation Settlement Date (or the Closing Date in the case of the period ending on the first Euro Participation Settlement Date) (each such period herein called a “Euro Participation Settlement Period”) is greater than the principal amount of Euro Loans repaid during such Euro Participation Settlement Period to Euro Fronting Revolving Lenders, each Participating Euro Lender shall pay to Euro Fronting Revolving Lenders (through the Administrative Agent and pro rata among them), no later than 12:00 noon (London, England time) on such Euro Participation Settlement Date, an aggregate amount equal to such Participating Euro Lender’s ratable share of the amount of such excess. If in any Euro Participation Settlement Period the outstanding principal amount of the Euro Loans repaid to Euro Fronting Revolving Lenders in such period exceeds the total principal amount of the Euro Loans made or deemed made by Euro Fronting Revolving Lenders during such period, Euro Fronting Revolving Lenders shall pay to each Participating Euro Lender (through the Administrative Agent) on such Euro Participation Settlement Date an aggregate amount equal to such Participating Euro Lender’s ratable share of such excess. Euro Participation Settlements in respect of Euro Loans shall be made in Euros on the Euro Participation Settlement Date for such Euro Loans.

(b) If any Participating Euro Lender fails to pay to Euro Fronting Revolving Lenders on any Euro Participation Settlement Date the full amount required to be paid by such Participating Euro Lender to Euro Fronting Revolving Lenders on such Euro Participation Settlement Date in respect of such Participating Euro Lender’s Euro Participation (such Participating Euro Lender’s “Euro Participation Settlement Amount”) with Euro Fronting Revolving Lenders, Euro Fronting Revolving Lenders shall be entitled to recover such unpaid amount from such Participating Euro Lender, together with interest thereon (in Euros) at the Base Rate plus 2.00% per annum. Without limiting Euro Fronting Revolving Lenders’ rights to recover from any Participating Euro Lender any unpaid Euro Participation Settlement Amount payable by such Participating Euro Lender to Euro Fronting Revolving Lenders, the Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Euro Lender an amount equal to such Participating Euro Lender’s unpaid Euro Participation Settlement Amount owing to Euro Fronting Revolving Lenders and apply such withheld amount to the payment of any unpaid Euro Participation Settlement Amount owing by such Participating Euro Lender to Euro Fronting Revolving Lenders.

(c) (i) A Participating Euro Lender which has a Funded Euro Participation shall be entitled to receive interest on such Funded Euro Participation to the same extent as if such Euro Lender was the direct holder of the portion of the Loan in which it purchased a Euro Participation (it being agreed that, promptly upon the receipt by the Euro Fronting Revolving Lenders or any of their respective Affiliates of any interest in respect of any Loan in which a Participating Euro Lender has a Funded Euro Participation, the Euro Fronting Revolving Lenders will pay or cause to be paid (ratably among them) to such Participating Euro Lender its ratable share of such interest in immediately available funds) and (ii) for purposes of determining the Lenders comprising the “Required Lenders” from and after the termination of the Revolving Credit Commitments, (x) the Revolving Credit Exposure of a Lender that is a Participating Euro Lender shall be deemed to include the amount of the sum of each Euro Participation of such Participating Euro Lender and (y) the amount of the Revolving Exposure of a Euro Fronting Revolving Lender and its affiliates shall be reduced by an amount equal to the sum of each Euro Participation of the Participating Euro Lenders.

SECTION 11.03. Obligations Irrevocable. The obligations of each Participating Euro Lender to purchase from Euro Fronting Revolving Lenders a participation in each Euro Loan made by Euro Fronting Revolving Lenders and to make payments to Euro Fronting Revolving Lenders with respect to such participation, in each case as provided herein, shall be several and not joint, irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents or of any Loans, against any Loan Party;

(ii) the existence of any claim, setoff, defense or other right which the any Loan Party may have at any time against the Administrative Agent, any Participating Euro Lender, or any other Person, whether in connection with this Agreement, any Euro Loans, the transactions contemplated herein or any unrelated transactions;

(iii) any application or misapplication of any proceeds of any Euro Loans;

(iv) the surrender or impairment of any security for any Euro Loans;

(v) the occurrence of any Default or Event of Default;

(vi) the commencement or pendency of any events specified in Section 8.01(f) or (g), in respect of any Loan Party or any Restricted Subsidiaries; or

(vii) the failure to satisfy the applicable conditions precedent set forth in Article IV.

SECTION 11.04. Recovery or Avoidance of Payments. In the event any payment by or on behalf of any Borrower or any other Loan Party received by the Administrative Agent with respect to any Euro Loan made by Euro Fronting Revolving Lenders is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any insolvency proceeding or due to any mistake of law or fact, each Participating Euro Lender shall, upon written demand by the Administrative Agent, pay to Euro Fronting Revolving Lenders (through the Administrative Agent) such Participating Euro Lender’s Pro Rata Share of such aggregate amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by Euro Fronting Revolving Lender or the Administrative Agent upon the amount required to be repaid by it.

SECTION 11.05. Indemnification by Lenders. Each Participating Euro Lender agrees to indemnify each Euro Fronting Revolving Lender (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Loan Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against a Euro Fronting Revolving Lender in any way relating to or arising out of any Euro Loans or any action taken or omitted by such Euro Fronting Revolving Lender in connection therewith; provided that no Participating Euro Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of such Euro Fronting Revolving Lender (as determined by a court of competent jurisdiction in a final non-appealable judgment). Without limiting the foregoing, each Participating Euro Lender agrees to reimburse each Euro Fronting Revolving Lender promptly upon demand for such Participating Euro Lender’s ratable share of any costs or expenses payable by the Borrowers to such Euro Fronting Revolving Lender in respect of the Euro Loans to the extent that such Euro Fronting Revolving Lender is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 11.05 shall survive payment in full of all Euro Loans.

SECTION 11.06. Euro Loan Participation Fee. In consideration for each Participating Euro Lender’s participation in the Euro Loans made by Euro Fronting Revolving Lenders, Euro Fronting Revolving Lenders agree to pay to the Administrative Agent for the account of the Participating Euro Lenders, as and when Euro Fronting Revolving Lender receives payment of interest on its Euro Loans, an aggregate fee (the “Euro Participation Fee”) at a rate per annum equal to the Applicable Rate on such Euro Loans minus 0.25% on the unfunded Euro Participation of such Participating Euro Lender in such Euro Loans of Euro Fronting Revolving Lender. The Euro Participation Fee in respect of any unfunded Euro Participation in a Euro Loan shall be payable to the Administrative Agent in Euros when interest on such Euro Loan is received by Euro Fronting Revolving Lenders and each Euro Fronting Revolving Lender shall be responsible solely for its pro rata share thereof. Each Euro Participation Lender shall be entitled solely to its pro rata share of the aggregate Euro Participation Fee. If the Euro Fronting Revolving Lenders do not receive payment in full of such interest, the Euro Participation Fee in respect of the unfunded Euro Participation in such Euro Loans shall be reduced proportionately. Any amounts payable under this Section 11.06 by the Administrative Agent to the Participating Euro Lenders shall be paid in Euros.

SECTION 11.07. Assignments. Notwithstanding anything to the contrary contained herein, (i) when a Participating Euro Lender assigns all or a portion of its Revolving Credit Commitment pursuant to Section 3.07 or 10.07, if the assignee will be a Revolving Credit Lender with Euro Funding Capacity, such assignee shall nevertheless acquire the assignor’s Euro Participation and will be deemed a Participating Euro Lender until the first Euro Participation Settlement Date occurs after the completion of the relevant assignment and shall thereafter be treated as a Revolving Credit Lender with Euro Funding Capacity and (ii) if there are Euro Loans outstanding at a time when a Revolving Credit Lender with Euro Funding Capacity assigns all or a portion of its Revolving Credit commitment pursuant to Section 3.07 or 10.07, if the assignee will be a Participating Euro Lender then, immediately prior to the consummation of the applicable assignment, (a) the assignor will be deemed a Participating Euro Lender, (b) the Euro Loans held by the assignor will be redistributed to all remaining Revolving Credit Lenders with Euro Funding Capacity (pro rata among them based on their Revolving Credit Commitments) and all Participating Euro Lenders (including the assignor) will be allocated additional Euro Participations in accordance with Section 11.01 as if a new Euro Loan had been made in the amount of the Euro Loans formerly held by the assignor and (c) the assignor will then consummate the applicable assignment as a Participating Euro Lender.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVAYA INC., as Parent Borrower

By:	/s/ Matthew Booher
Name:	Matthew Booher
Title:	Vice President and Treasurer

AVAYA HOLDINGS CORP., as Holdings

By:	/s/ Matthew Booher
Name:	Matthew Booher
Title:	Vice President and Treasurer

AC TECHNOLOGIES, INC.

AVAYA CALA INC.

AVAYA EMEA LTD.

AVAYA FEDERAL SOLUTIONS, INC.

AVAYA GOVERNMENT SOLUTIONS INC.

AVAYA INTEGRATED CABINET SOLUTIONS, INC.

AVAYA MANAGEMENT SERVICES INC.

AVAYA WORLD SERVICES INC.

INTEGRATED INFORMATION TECHNOLOGY CORPORATION

SIERRA ASIA PACIFIC INC.

TECHNOLOGY CORPORATION OF AMERICA, INC.

UBIQUITY SOFTWARE CORPORATION

VPNET TECHNOLOGIES, INC.

AVAYA HOLDINGS LLC

AVAYA HOLDINGS TWO, LLC

OCTEL COMMUNICATIONS LLC

RADVISION, INC.

AVAYALIVE INC.

By:	/s/ Matthew Booher
Name:	Matthew Booher
Title:	Treasurer

[Amended and Restated Credit Agreement]

CITICORP USA, INC.,
as Administrative Agent, Swing Line Lender and as a Lender

By:	/s/ Jennifer Bagley
Name: Jennifer Bagley
Title: Vice President

CITIBANK, N.A., as L/C Issuer and as a Lender

By:	/s/ Jennifer Bagley
Name: Jennifer Bagley
Title: Vice President

[Amended and Restated ABL Credit Agreement]